Exhibit 4.1

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of

July 15, 2004

NEXTEL COMMUNICATIONS, INC.,

NEXTEL FINANCE COMPANY

J.P. MORGAN SECURITIES INC.
CITIGROUP GLOBAL MARKETS INC.,

as Joint Bookrunners and Co-Lead Arrangers

CITICORP USA, INC.,

as Syndication Agent

BANK OF AMERICA,
THE BANK OF NOVA SCOTIA,
WACHOVIA BANK, NATIONAL ASSOCIATION
BARCLAYS CAPITAL,
as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.
CITIGROUP GLOBAL MARKETS INC.,

as Arrangers

JPMORGAN CHASE BANK,
as Administrative Agent and Collateral Agent

(i)

(ii)

(iii)

SCHEDULES:
Schedule 2.01	–	Revolving Credit Commitments
Schedule 4.06	–	Disclosed Matters
Schedule 4.13	–	Subsidiaries
Schedule 7.01	–	Existing Indebtedness and Disqualified Capital Stock
Schedule 7.02	–	Existing Liens
Schedule 7.07	–	Existing Restrictions
Schedule VIII(n)	–	Certain License Matters

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of Special Counsel
Exhibit C – Form of Amended and Restated Restricted Company Guarantee and Security Agreement
Exhibit D – Form of Joinder Agreement

(iv)

          SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 15, 2004 among NEXTEL COMMUNICATIONS, INC., NEXTEL FINANCE COMPANY and the other RESTRICTED COMPANIES party hereto, the REVOLVING CREDIT LENDERS party hereto and JPMORGAN CHASE BANK, as Administrative Agent and Collateral Agent (in each case for itself and on behalf of the Tranche E Term Loan Lenders referred to below pursuant to authority granted to it under Section 10.02(b) of the Existing Credit Agreement referred to below by the “Required Tranche E Term Loan Lenders” under and as defined in the Existing Credit Agreement).

          Nextel Communications, Inc. (“NCI”), Nextel Finance Company (the “Borrower”), the other Restricted Companies named therein, the lenders named therein (including certain of the Lenders hereunder), Toronto Dominion (Texas) Inc., as the Administrative Agent, and JPMorgan Chase Bank, as the Collateral Agent, are party (i) to an Amended and Restated Credit Agreement dated as of November 9, 1999 (as heretofore modified and supplemented and in effect on the date hereof immediately before giving effect to the amendment and restatement contemplated hereby, the “Existing Credit Agreement”) and (ii) a Tranche E Term Loan Agreement dated as of December 12, 2003 (the “Tranche E Term Loan Agreement”) executed and delivered pursuant to Section 2.01(e) of the Existing Credit Agreement among NCI, the Borrower and the other Restricted Companies, the Tranche E Term Loan Lenders party thereto (the “Tranche E Term Loan Lenders”), Toronto Dominion (Texas) Inc., as Administrative Agent, and JPMorgan Chase Bank, as Collateral Agent.

          Immediately prior to the effectiveness of this Agreement, Toronto Dominion (Texas) Inc. is resigning as Administrative Agent under the Existing Credit Agreement and the Tranche E Term Loan Agreement. Separately, the Borrower has requested that (i) the Revolving Credit Lenders (as defined below) establish in its favor pursuant to Section 2.01(e) of the Existing Credit Agreement Incremental Facility Revolving Loan Commitments under and as defined in said Section 2.01(e) in an aggregate amount equal to $4,000,000,000 to be available for revolving credit loans and letters of credit, the proceeds of which loans will inter alia refinance the “Revolving Credit Loans” and “Tranche A Term Loans” outstanding on the date hereof under the Existing Credit Agreement, (ii) the Existing Credit Agreement be amended in certain respects (including to provide for such Incremental Facility Revolving Loan Commitments), (iii) the Tranche E Term Loan Agreement be consolidated into this Agreement and (iv) the Existing Credit Agreement be restated in its entirety as provided herein to reflect (x) the appointment of JPMorgan Chase Bank as successor Administrative Agent and (y) the amendments and consolidation described above (including the establishment of such Incremental Facility Revolving Loan Commitments).

          Pursuant to separate instruments executed by the Required Tranche E Term Loan Lenders, (i) the Tranche E Term Loan Lenders have appointed JPMorgan Chase Bank as successor Administrative Agent to Toronto Dominion (Texas) Inc. under the Existing Credit Agreement (such appointment to be effective upon the Restatement Effective Date as defined

Credit Agreement

herein) and (ii) pursuant to Section 10.02(b) of the Existing Credit Agreement authorized JPMorgan Chase Bank, as such successor Administrative Agent, to execute and deliver this Agreement on behalf of the Tranche E Term Loan Lenders. The establishment of such Incremental Facility Revolving Loan Commitments, and the amendments, consolidation and appointment described above, are subject to the execution and delivery of this Agreement by NCI, the Borrower, such other Restricted Companies, the Revolving Credit Lenders and JPMorgan Chase Bank, as Collateral Agent and successor Administrative Agent.

          Accordingly, the parties hereto hereby agree that the Existing Credit Agreement shall be amended and restated as of the date hereof (but subject to Section 5.01) in its entirety as follows (it being understood that it is the intent of the parties hereto that, insofar as relating to the establishment of the Incremental Facility Revolving Loan Commitments, this Agreement shall be deemed to constitute an Incremental Facility Amendment under and as defined in the Existing Credit Agreement):

ARTICLE I

DEFINITIONS

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          “Additional Cash Equity Capital” means, on any date, the sum of (a) $3,058,073,522 plus (b) the aggregate amount of equity capital contributed to the Borrower in cash after March 31, 2004.

          “Additional Spectrum Equity Capital” means, on any date, the aggregate Fair Market Value of FCC Licenses contributed to the equity capital of the Borrower (other than in the form of Disqualified Capital Stock) after the Restatement Effective Date. The aggregate amount of Additional Spectrum Equity Capital, as at any date, shall be equal to the cumulative Fair Market Value of FCC Licenses contributed to the equity capital of the Borrower through and including the last day of the fiscal quarter ending on or most recently ended prior to such date, as determined (i) in the case of the last fiscal quarter in each year, by the Disinterested Directors and (ii) in the case of the last day of any other fiscal quarter, by a Senior Financial Officer, which determination shall in each case be set forth in the certificate of a Financial Officer delivered pursuant to Section 6.01(d)(iii).

          “Adjusted Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          “Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Agents” means the Administrative Agent and the Collateral Agent.

          “Annualized Operating Cash Flow” means, as at any day, Operating Cash Flow for the fiscal quarter ending on or most recently ended prior to such day multiplied by 4.

          “Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Section 2.04 (or Section 10.03(c), to the extent relating to Letters of Credit), the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment and (b) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of an Agent under this Agreement or any other Loan Document, the percentage of the total Commitments of all Classes hereunder represented by the aggregate amount of such Lender’s Commitment of all Classes hereunder. If the Commitments hereunder have terminated or expired (or, in the case of the Tranche E Term Loans), the Applicable Percentages shall be determined based upon the percentage of the total Loans and Commitments represented by the aggregate amount of such Lender’s Loans hereunder.

          “Applicable Rate” means (a) in the case of Tranche E Term Loans, for any day, 1.25% with respect to any Base Rate Loan and 2.25% with respect to any Eurodollar Loan and (b) in the case of Revolving Credit Loans, for any day, the applicable rate per annum set forth below under the caption “Base Rate Loans” or “Eurodollar Loans”, as applicable, based upon the applicable Rating Group set forth below opposite the respective Type of Revolving Credit Loan:

Rating Group	Base Rate Loans	Eurodollar Loans
Rating Group I	0.000%	0.625%
Rating Group II	0.000%	0.750%
Rating Group III	0.000%	0.875%
Rating Group IV	0.000%	1.000%
Rating Group V	0.125%	1.125%
Rating Group VI	0.375%	1.375%
Rating Group VII	0.625%	1.625%

For the purposes of this Agreement, any change in the Applicable Rate for any outstanding Revolving Credit Loans by reason of a change in the Moody’s Rating or the S&P Rating shall become effective on the date of announcement or publication by the respective rating agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed Rating.

          Notwithstanding the foregoing, if the Applicable Rate for either Type of any Series of Incremental Facility Loans is greater than .25% above the dollar-weighted average Applicable Rates for such Type of Tranche E Term Loans (after giving effect to any prior increase of such Applicable Rates pursuant to this paragraph), the Applicable Rates for such Type of Tranche E Term Loans will be automatically adjusted upwards on the date upon which the Incremental Facility Commitments of such Series are established pursuant to Section 2.01(c) so that the Applicable Rate for such Type of such Series of Incremental Facility Loans is not greater than .25% above the Applicable Rate for such Type of Tranche E Term Loans (such adjustment upward to in any case maintain the existing spread between the Applicable Rates for such Type of Tranche E Term Loans ).

          “Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          “Arrangers” means J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          “Attributable Indebtedness” means, with respect to any Sale and Leaseback Transaction as at any date of determination, the greater of (a) the fair market value of the property subject to such arrangement and (b) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

          “Authorizations” means all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from, the FCC, any PUC and any other Federal, state or local regulatory or governmental bodies and authorities, including any subdivision thereof.

          “Average Life to Maturity” means, as at any day with respect to any loan, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such day to the date or dates of each successive principal payment of such loan multiplied by (ii) the amount of each such principal or redemption payment by (b) the sum of all such principal or redemption payments. The Average Life to Maturity of commitment reductions shall be determined in like manner as if the relevant commitments were at all times fully drawn.

          “Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Base Rate.

          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

          “Borrower” has the meaning assigned to such term in the preamble to this Agreement.

          “Borrowing” means Loans of a particular Class of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Change in Control” means any of the following: (a) any of the Restricted Companies ceasing to be a subsidiary of NCI (other than pursuant to a sale, transfer or other disposition of property permitted under this Agreement or to which the Required Lenders shall have consented), (b) the occurrence of a “Change of Control” under and as defined in the Public Note Indentures, or any other similar event (howsoever defined) requiring the prepayment, redemption or offer to repurchase of any Material Indebtedness, or capital stock with a value of $50,000,000 or more, (c) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) shall acquire or own, directly or indirectly, beneficially or of record, shares representing more than 50% of the ordinary voting power represented by the issued and outstanding voting capital stock of NCI, or (d) a majority of the seats (other than vacant seats) on the board of directors of NCI shall be occupied by Persons who were neither (i) nominated by the board of directors of NCI nor (ii) appointed by directors so nominated.

          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Class”, when used in reference to any Loan, Borrowing or Commitment, refers to whether such Loan, the Loans comprising such Borrowing or the Loans that a Lender holding such Commitment is obligated to make, are Revolving Credit Loans, Tranche E Term Loans or Incremental Facility Loans of any Series.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” means all cash and other property in which the Collateral Agent has a Lien (whether or not perfected under applicable law and whether or not such cash or other property is in the possession, or under the control, of the Collateral Agent) under any of the Security Documents, including all “Collateral” under and as defined in the Restricted Company Guarantee and Security Agreement.

          “Collateral Agent” means JPMorgan Chase Bank, in its capacity as Collateral Agent for the Lenders under the Security Documents.

          “Commitments” means the Revolving Credit Commitments and the Incremental Facility Loan Commitments of any Series.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

          “Credit Parties” means NCI and the Restricted Companies.

          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

          “Disinterested Directors” means with respect to the determination of the amount of Additional Spectrum Equity Capital and of any Re-Banding Restricted Payment, directors of NCI (or a committee consisting of at least three directors of NCI) that are not officers or employees of NCI or any of its subsidiaries and that do not have a direct or indirect economic interest in any Re-Banding Spectrum Transaction or any entity receiving any spectrum, or otherwise participating, in any Re-Banding Spectrum Transaction.

          “Disqualified Capital Stock” means any capital stock issued by NCI that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, for cash or other property (other than capital stock of NCI that is not Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable, in whole or in part, at the option of the holder thereof for cash or other property (other than for capital stock of NCI that is not Disqualified Capital Stock), in each case on or prior to the final stated maturity of the Loans hereunder, provided that any capital stock that provides that it may be redeemed at the option of the holders thereof in the event of a Change in Control shall not be deemed to be Disqualified Capital Stock as a consequence of such provision.

          “Enhanced SMR System” means a wide-area network of specialized mobile radio base stations that employs digital and other advanced, spectrally efficient communications technologies to provide a full range of communications services including voice, dispatch, interconnected telephone and data services.

          “Environmental Laws” means all laws, rules, regulations, policies, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including FCC rules and policies concerning RF Emissions.

          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Restricted Company directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials or RF Emissions, (c) exposure to any Hazardous Materials or RF Emissions, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Event of Default” has the meaning assigned to such term in Article VIII.

          “Excluded Subsidiary” means any subsidiary of a Restricted Company, which subsidiary is not a Credit Party, as to which no holder or holders of any Indebtedness of any of the Credit Parties (other than Indebtedness hereunder) shall have the right (upon notice, lapse of time or both), which right shall not have been waived, to declare a default in respect of such Indebtedness, or to cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, by reason of the occurrence of a default with respect to any Indebtedness of such subsidiary.

          “Excluded Taxes” means, with respect to either Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.15(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

          “Existing Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

          “Existing Restricted Company Guarantee and Security Agreement” means the Amended and Restated Guarantee and Security Agreement dated as of November 9, 1999 between the Restricted Companies and the Collateral Agent.

          “Fair Market Value” means, with respect to any consideration (including any property, securities or indebtedness and financial commitments and other undertakings) received or delivered by the Restricted Companies in any swap of spectrum or related transfer of assets pursuant to a Re-Banding Order (including in connection with any contribution to the equity capital of the Borrower as contemplated in the definition of “Additional Spectrum Equity Capital” in this Section 1.01), the amount determined as of the time of such swap or transfer (or contribution) to be equal to the aggregate cash purchase price that a willing buyer, under no compulsion to purchase, would pay for such consideration from a willing seller, under no compulsion to sell, in each case bargaining in good faith on an arms’-length basis, provided that the value of FCC Licenses in any band (i.e. 700 MHz, 800 Mhz and so forth) received or delivered in a Re-Banding Spectrum Transaction shall be determined in a manner consistent with the methodology adopted by NCI in valuing FCC Licenses of such band in the submissions made by it to the FCC in connection with the Re-Banding Proceeding. The consideration delivered or received by the Restricted Companies in connection with any swap of spectrum or related assets shall include all consideration delivered or received (including all monies paid) after the consummation of the swap, as and when such consideration is delivered or received.

          “FCC” means the Federal Communications Commission or any United States Governmental Authority substituted therefor.

          “FCC License” means any paging, mobile telephone, specialized mobile radio, microwave, personal communications services or other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC, including any of the foregoing authorizing or permitting the acquisition, construction or operation of any Mobile Communications System.

          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of l%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Financial Officer” means, with respect to NCI or the Borrower, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of NCI or the Borrower, as the case may be.

          “First Tier Restricted Company” means any Restricted Company that is not a Wholly Owned Subsidiary of one or more other Restricted Companies.

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          “GAAP” means generally accepted accounting principles in the United States of America.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of)

such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          “Guarantee Release Conditions” shall mean the satisfaction of the following conditions which, as provided in Section 10.02(d), result in the release of all Restricted Companies (other than the Borrower and NCI) from their obligations under the Loan Documents (including their obligations under the Restricted Company Guarantee and Security Agreement): (a) the S&P Rating is BBB- or better and the Moody’s Rating is Baa3 or better, each with stable outlook and (b) the principal of and interest on the Tranche E Term Loans, and all other monies then due to the Tranche E Term Loan Lenders hereunder, have been paid in full.

          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          “Incremental Facility Amendment” means any amendment to this Agreement pursuant to which Incremental Facility Loan Commitments of any Series are established pursuant to Section 2.01(c).

          “Incremental Facility Loan” has the meaning assigned to such term in Section 2.01(c).

          “Incremental Facility Loan Commitment” means, collectively, the Incremental Facility Revolving Loan Commitments of each Series and the Incremental Facility Term Loan Commitments of each Series. The aggregate amount of the Incremental Facility Loan Commitments of all Series shall not exceed the amount specified in clause (z) of Section 2.01(c).

          “Incremental Facility Loan Lenders” means, in respect of any Series of Incremental Facility Loans, (a) initially, the Lenders whose offers to make Incremental Facility Loans of such Series shall have been accepted by the Borrower in accordance with the provisions of Section 2.01(c) and (b) thereafter, the Lenders from time to time holding Incremental Facility

Loans of such Series and/or Incremental Facility Loan Commitments of such Series after giving effect to any assignments thereof permitted by Section 10.04.

          “Incremental Facility Revolving Loan” has the meaning assigned to such term in Section 2.01(c).

          “Incremental Facility Revolving Loan Commitment” means, with respect to each Incremental Facility Lender of any Series, the commitment, if any, of such Lender to make Incremental Facility Revolving Loans of such Series as such commitment may be (a) reduced from time to time pursuant to Sections 2.07 and 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Incremental Facility Revolving Loan Commitment of any Series will be specified in the Incremental Facility Amendment for such Series, or will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental Facility Revolving Loan Commitment of such Series.

          “Incremental Facility Term Loan” has the meaning assigned to such term in Section 2.01(c).

          “Incremental Facility Term Loan Commitment” means, with respect to each Incremental Facility Loan Lender of any Series, the commitment, if any, of such Lender to make Incremental Facility Term Loans of such Series hereunder as such commitment may be (a) reduced from time to time pursuant to Sections 2.07 and 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Incremental Facility Term Loan Commitment of any Series will be specified in the Incremental Facility Amendment for such Series, or will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental Facility Term Loan Commitment of such Series.

          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) in the case of the Restricted Companies, the recourse portion, if any, of the Indebtedness of Off-Balance Sheet Companies. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          “Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

          “Interest Coverage Ratio” means, at any day, the ratio of (a) Annualized Operating Cash Flow as at such day to (b) Interest Expense for NCI and the Restricted Companies for the period of four fiscal quarters ending on or most recently ended prior to such day.

          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

          “Interest Expense” means, for any period, the following:

     (a) in the case of the Restricted Companies, the sum of (i) all interest and fees in respect of Indebtedness accrued or capitalized during such period, including the interest component of any payments in respect of Capital Lease Obligations, but excluding any interest and fees not required to be paid in cash during such period, plus (ii) all Restricted Payments made by any Restricted Company to NCI during such period to enable NCI to pay interest in respect of Indebtedness of NCI as permitted by Section 7.05(b), plus (iii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period); and

     (b) in the case of NCI and the Restricted Companies, the sum of (i) all interest and fees in respect of Indebtedness accrued or capitalized during such period, including the interest component of any payments in respect of Capital Lease Obligations, but excluding any interest and fees not required to be paid in cash during such period, plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Interest Expense” for the Restricted Companies shall be determined on a combined basis, and for NCI and the Restricted Companies shall be determined on a consolidated basis (excluding the Unrestricted Companies), in each case without duplication in accordance with GAAP.

          “Interest Payment Date” means (a) with respect to any Base Rate Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest

Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

          “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender of the relevant Class, twelve months or a period shorter than one month) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing,

     (w) if any Interest Period for any Revolving Credit Borrowing (or Incremental Facility Revolving Loan Borrowing of any Series) would otherwise end after the Revolving Credit Termination Date (or the final date scheduled for termination of the Incremental Facility Revolving Loan Commitments of such Series), such Interest Period shall end on the Revolving Credit Termination Date (or on such final date),

     (x) no Interest Period for any Incremental Facility Revolving Loan Borrowing of any Series may commence before and end after any date scheduled for reduction of the Incremental Facility Revolving Loan Commitments of such Series unless, after giving effect thereto, the aggregate principal amount of Incremental Facility Revolving Loans of such Series having Interest Periods that end after such reduction date shall be equal to or less than the aggregate principal amount of Incremental Facility Revolving Loans of such Series scheduled to be outstanding after giving effect to the payments of principal required to be made on such reduction date,

     (y) no Interest Period for any Term Loan Borrowing of any Class may commence before and end after any Principal Payment Date (or, in the case of any Incremental Facility Term Loan Borrowing of any Series, any date for payment of principal thereof) unless, after giving effect thereto, the aggregate principal amount of the Term Loans of such Class having Interest Periods that end after such Principal Payment Date (or such date for payment of principal) shall be equal to or less than the aggregate principal amount of the Term Loans of such Class scheduled to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date (or on such date for payment of principal), and

     (z) notwithstanding the foregoing clauses (w), (x) and (y), except with the consent of each Lender of the applicable Class, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a Eurodollar Loan for such period.

          “Issuing Banks” mean JPMorgan Chase Bank, Citibank, N.A. and the other Issuing Banks identified in the schedule set forth in Section 2.04(b) in their capacity as issuers of Letters of Credit hereunder.

          “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit D.

          “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

          “Lenders” means (a) the Persons holding Tranche E Term Loans under the Existing Credit Agreement on the Restatement Effective Date, (b) the Persons listed on Schedule 2.01, (c) any Person that shall agree to become a party hereto as a “Lender” hereunder with a commitment to make Incremental Facility Loans of any Series hereunder pursuant to Section 2.01(c) and (d) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such Interest Period, are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          “License Company” means any Restricted Company that holds any FCC Licenses or PUC Authorizations.

          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than a Restricted Company) with respect to such securities.

          “Loan Documents” means this Agreement, any promissory notes evidencing Loans hereunder, the Security Documents and, as the context may require, any Incremental Facility Amendment.

          “Loans” means the Tranche E Term Loans and any loans made by the Lenders to the Borrower pursuant to this Agreement (including any Incremental Facility Loans of any Series).

          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of NCI and its subsidiaries, or of the Restricted Companies, in each case taken as a whole, (b) the ability of any of NCI and the Restricted Companies to perform any of their respective obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

          “Material Indebtedness” means Indebtedness (other than the Loans or Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Credit Parties (or of any subsidiary of any Restricted Company, other than an Excluded Subsidiary) in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

          “Maximum Receivables Exposure” means, for any Permitted Receivable Financing, the maximum amount that may be outstanding on any date representing unrecovered amounts paid, or principal amounts advanced, by all Receivables Financiers to purchase, fund or otherwise finance Off-Balance Sheet Receivables.

          “Mobile Communications Business” means the business of the Restricted Companies consisting of (a) owning, operating or managing one or more Mobile Communications Systems and (b) to the extent ancillary thereto and not constituting a material part of the operations as a whole, other communications businesses related thereto which utilize the training or resources appurtenant to the operation of any of the foregoing, including radio paging services or sales or servicing of radio equipment or mechanical parts and mobile telephone services.

          “Mobile Communications System” means any SMR System, radio paging system, mobile telephone system, cellular radio telecommunications system, conventional mobile telephone system, personal communications system, commercial mobile radio service, data transmission system or other radio communications system.

          “Moody’s” means Moody’s Investors Service, Inc.

          “Moody’s Rating” means, as of any date of determination thereof, the rating most recently published by Moody’s as the senior implied rating for NCI and its subsidiaries.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “NCI” has the meaning assigned to such term in the preamble to this Agreement.

          “Net Income” means, for any period, the net income of the Restricted Companies (determined on a combined basis without duplication in accordance with GAAP) and treating as operating expenses, but without duplication, all amounts paid by the Restricted Companies to NCI pursuant to the Overhead Services Agreement.

          “Net PP&E” means, at any date, the aggregate net book value of the property, plant and equipment of the Restricted Companies (determined on a combined basis without duplication in accordance with GAAP) at the end of the most recently-completed fiscal quarter.

          “Nextel Partners” means Nextel Partners, Inc., a Delaware corporation and holder, directly or indirectly through one or more Non-Core Companies, of all Non-Core Assets.

          “Nextel Partners Agreement” means the Joint Venture Agreement dated as of January 29, 1999 by and among Nextel Partners, Nextel Partners Operating Corp., a Delaware corporation, and NWIP, as amended by an Amendment No. 1 dated as of April 20, 1999.

          “Non-Core Assets” means, collectively, the assets that have been or may in the future be transferred to NWIP or a Non-Core Company pursuant to the Nextel Partners Agreement (including any “Option Sections” under and as defined in said Agreement).

          “Non-Core Company” means Nextel Partners and its subsidiaries.

          “NWIP” means Nextel WIP Corp., a Delaware corporation and a Wholly Owned Subsidiary of NCI that is an “Unrestricted Subsidiary” under the Public Note Indentures.

          “Off-Balance Sheet Assets” means, collectively, Off-Balance Sheet Receivables and Off-Balance Sheet Equipment.

          “Off-Balance Sheet Company” means (a) any newly-formed subsidiary of a Restricted Company, designated as an “Off-Balance Sheet Company” in accordance with the provisions of Section 6.10 and (b) any subsidiary of an Off-Balance Sheet Company. As of the date hereof, no Off-Balance Sheet Companies have been designated.

          “Off-Balance Sheet Equipment” means subscriber equipment sold or leased to customers of the Restricted Companies.

          “Off-Balance Sheet Receivables” means (i) customer lease contracts (and related rental payments), (ii) other accounts receivable and related payments due under the terms of customer service contracts, or as set forth in customer account statements with customers of the Restricted Companies, (iii) all amounts due from credit card companies that arise from the payment of any such rental payments, accounts receivable or related payments by a customer charging the amount thereof to a credit card and (iv) any deposit account into which proceeds of any of the items described in the foregoing clauses (i), (ii) or (iii) are paid or deposited, so long as such deposit accounts are created solely for the purpose of holding such proceeds and so long as no other funds other than such proceeds are deposited into or held in such deposit accounts.

          “Off-Balance Sheet Transaction” means any sale, transfer or other assignment of Off-Balance Sheet Assets to facilitate “off-balance sheet” or other secured financings (whether or not carried on the balance sheet of the Restricted Companies or any of their Subsidiaries) of such Off-Balance Sheet Assets.

          “Operating Cash Flow” means, for any period, the sum, for the Restricted Companies (determined on a combined basis without duplication in accordance with GAAP), of the following (in each case adjusted to exclude all extraordinary and unusual items, income or loss attributable to equity in affiliates and non-cash minority interest payments and receipts): (a) Net Income for such period plus (b) income tax expense and Interest Expense (to the extent deducted in determining Net Income) for such period plus (c) depreciation, amortization and other non-cash charges (to the extent deducted in determining Net Income) for such period minus (d) non-cash gains (to the extent included in determining Net Income) for such period.

          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

          “Overhead Services Agreement” means the Overhead Services Agreement dated as of September 27, 1996 between the Restricted Companies and NCI.

          “Part 90” means 47 CFR Part 90 of the Rules and Regulations of the FCC in effect from time to time or such other parts or subparts that may be substituted for or combined with said Part 90.

          “Participant” has the meaning assigned to such term in Section 10.04(e)(i).

          “Payable in Cash” means, in respect of the current dividends on any Disqualified Capital Stock, that such dividends are required to be paid in cash (i.e., only to the extent that NCI is not permitted to exercise any option to have such dividends paid through the delivery of any non-cash consideration, such as through the delivery of shares of capital stock of any class).

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          “Permitted Encumbrances” means:

     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

     (b) carriers’, warehousemen’s, mechanics’, landlord’s, lessor’s, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

     (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Restricted Company;

     (f) subleases of property with respect to which a Restricted Company is the primary lessee, to the extent such subleases arise in the ordinary course of business and do not interfere in any material respect with the business of any Restricted Company;

     (g) precautionary Uniform Commercial Code filings made with respect to equipment or vehicles leased to the Restricted Companies in the ordinary course of business under operating leases (i.e. leases not giving rise to Capital Lease Obligations); and

     (h) Uniform Commercial Code filings made with respect to the sale or assignment of Off-Balance Sheet Receivables in connection with Off-Balance Sheet Transactions permitted hereunder;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

          “Permitted Investments” means:

     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, Canada or any Province thereof, or any member state of the European Union, which has a combined capital and surplus and undivided profits of not less than $250,000,000 or (ii) any office of any of the Arrangers or any of the Issuing Lenders located in the United Kingdom or the Bahamas; and

     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

          “Permitted Receivable Financing” means any transaction involving one or more sales, contributions or other conveyances by the Restricted Companies of any Off-Balance Sheet Receivables to a special purpose entity (which may be a subsidiary or Affiliate of the Restricted Companies), which special purpose entity finances such sales, contributions or other conveyances by in turn conveying an interest in such Off-Balance Sheet Receivables to one or more Receivable Financiers, provided that (a) such transaction shall not involve any recourse to any Restricted Company (other than such special purpose entity) for any reason other than (i) repurchases of non-eligible Off-Balance Sheet Receivables , (ii) indemnification for losses (including any adjustments for dilutions), other than credit losses related to the Off-Balance Sheet Receivables conveyed in such transaction, (iii) payment of costs, fees, expenses and indemnities relating to such transaction, and (iv) with respect to the performance of servicing obligations of any Restricted Company acting as servicer of such Off-Balance Sheet Receivables and (b) the terms of such transaction, including the discount at which Off-Balance Sheet Receivables are conveyed to any such Receivable Financier and any termination events, shall be reasonably consistent with those prevailing in the market for similarly structured transactions involving Off-Balance Sheet Receivables and originators of similar credit quality and a pool of Off-Balance Sheet Receivables of similar characteristics and (c) the terms of such transaction shall provide for a specified Maximum Receivable Exposure for such Receivable Financiers.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Prime Rate” means the rate of interest per annum publicly announced from time to time by the bank functioning as Administrative Agent hereunder, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          “Principal Payment Dates” means (a) the Quarterly Dates falling on or nearest to March 31, June 30, September 30 and December 31 of each year, commencing with September 30, 2004, and (b) December 15, 2010.

          “Public Note Indentures” means any indenture or similar instrument pursuant to which any Indebtedness of NCI is issued (whether before or after the Restatement Effective Date) in a registered public offering under the Securities Act of 1933, or pursuant to Rule 144A under said Act.

          “Public Notes” means, collectively, the respective Notes issued pursuant to the Public Note Indentures.

          “PUC” means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Mobile Communications System or over Persons who own, construct or operate Mobile Communications Systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in said state.

          “PUC Authorization” means any Authorization issued by a PUC.

          “Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement.

          “Rating” means the Moody’s Rating or the S&P Rating.

          “Rating Group” means any of Rating Group I, Rating Group II, Rating Group III, Rating Group IV, Rating Group V, Rating Group VI and Rating Group VII, each as defined as follows:

     “Rating Group I” means the Moody’s Rating is at or above Baa1 or the S&P Rating is at or above BBB+;

     “Rating Group II” means (a) the Moody’s Rating is at Baa2 or the S&P Rating is at BBB and (b) Rating Group I is not in effect;

     “Rating Group III” means (a) the Moody’s Rating is at Baa3 or the S&P Rating is at BBB- and (b) neither Rating Group I nor Rating Group II is in effect;

     “Rating Group IV” means (a) the Moody’s Rating is at Ba1 or the S&P Rating is at BB+ and (b) neither Rating Group I nor Rating Group II nor Rating Group III is in effect;

     “Rating Group V” means (a) the Moody’s Rating is at Ba2 or the S&P Rating is at BB and (b) neither Rating Group I nor Rating Group II nor Rating Group III nor Rating Group IV is in effect;

     “Rating Group VI” means (a) the Moody’s Rating is at Ba3 or the S&P Rating is at BB- and (b) neither Rating Group I nor Rating Group II nor Rating Group III nor Rating Group IV nor Rating Group V is in effect;

     “Rating Group VII” means none of Rating Group I, Rating Group II, Rating Group III, Rating Group IV, Rating Group V or Rating Group VI is in effect;

provided that, (A) if the Moody’s Rating and the S&P Rating fall into different Rating levels and one of such Ratings is no more than one Rating level lower than the other of such Ratings, then the applicable Rating Group shall be the higher of such Ratings and (B) if the Moody’s Rating and the S&P Rating fall into different Rating levels and one of such Ratings is two or more Rating levels lower than the other of such Ratings, then the applicable Rating Group shall be determined by reference to a hypothetical Rating that would fall into the Rating level that is one lower than the Rating level into which the higher of such Ratings falls.

          If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, NCI and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

          “Re-Banding Order” means an order entered by the FCC in the Re-Banding Proceeding.

          “Re-Banding Proceeding” means the FCC proceeding related to Improving Public Safety Communications in the 800 MHz Band, WT Docket No. 02-55, to resolve interference experienced by public safety communications systems through the realignment of the 800 megahertz spectrum.

          “Re-Banding Restricted Payment” means an amount equal to the positive difference, if any, between (a) the aggregate Fair Market Value of the assets and other consideration (including any property, securities or indebtedness and financial commitments and other undertakings) delivered by the Restricted Companies pursuant to Re-Banding Spectrum Transactions, over (b) the aggregate Fair Market Value of the assets and other consideration (including any property, securities or indebtedness and financial commitments and other undertakings) received by the Restricted Companies pursuant to Re-Banding Spectrum Transactions. The aggregate amount of Re-Banding Restricted Payments, as at any date, shall be equal to the cumulative amount of Re-Banding Restricted Payments made through and including the last day of the fiscal quarter ending on or most recently ended prior to such date, as determined (i) in the case of the last fiscal quarter in each year, by the Disinterested Directors and (ii) in the case of the last day of any other fiscal quarter, by a Senior Financial Officer, which determination shall in each case be set forth in the certificate of a Financial Officer delivered pursuant to Section 6.01(d)(iii). The determination by the Disinterested Directors described above as at the last day of a fiscal year shall be a de novo determination of the prior determinations made by any Senior Financial Officer during such fiscal year and, if different than such determinations by such Senior Financial Officer, shall supersede such prior determination.

          “Re-Banding Spectrum Transaction” means any transaction that involves the exchange of FCC Licenses of the Restricted Companies (or capital stock, or other equity interests, of a License Company substantially all of whose assets consist of FCC Licenses) for FCC Licenses of another Person (or for capital stock, or other equity interests of a Person substantially all of whose assets consist of FCC Licenses) that is entered into pursuant to a Re-Banding Order and shall include any such transaction that involves a related transfer of assets or the surrender of FCC Licenses by a Restricted Company or that involves a Restricted

Company making financial commitments or undertakings to the FCC or other Persons, or both, pursuant to a Re-Banding Order.

          “Receivable Financier” means any Person (other than a Subsidiary or Affiliate of a Restricted Company) that finances the acquisition by a special purpose entity of Off-Balance Sheet Receivables from the Restricted Companies.

          “Register” has the meaning assigned to such term in Section 10.04.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Required Lenders” means, at any time, Lenders having Loans, LC Exposures and unused Commitments representing more than 50% of the sum of the total Loans, LC Exposures and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Loans, LC Exposures and unused Commitments of such Class representing more than 50% of the sum of the total Loans, LC Exposures and unused Commitments of such Class at such time.

          “Restatement Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

          “Restricted Company” means the Borrower, the other Persons listed on the signature pages hereto under the caption “RESTRICTED COMPANIES” and each Person that becomes a Restricted Company after the date hereof pursuant to Section 6.09. As provided in Section 6.09, none of the Off-Balance Sheet Companies shall be “Restricted Companies”.

          “Restricted Company Guarantee and Security Agreement” means a Second Amended and Restated Guarantee and Security Agreement substantially in the form of Exhibit C between the Restricted Companies and the Collateral Agent.

          “Restricted Payment” means, collectively, (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of any Restricted Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of any Restricted Company or any option, warrant or other right to acquire any such shares of capital stock of any Restricted Company, but excluding any such dividend, distribution or payment either (i) made solely in shares of its common stock or (ii) made to any other Restricted Company and (b) any Re-Banding Restricted Payment. The term “Restricted Payment” shall include any transaction (including the entering into of any derivative or similar transaction) that has substantially the same economic effect of any of the transactions described in the preceding sentence.

          “Revolving Credit Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of (a) the Revolving Credit Termination Date and (b) the date of termination of the Revolving Credit Commitments.

          “Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.07 and 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate original amount of the Revolving Credit Commitments is $4,000,000,000.

          “Revolving Credit Termination Date” means July 31, 2009 (or, if such date is not a Business Day, the next preceding Business Day).

          “Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

          “Revolving Credit Lender” means (a) a Lender that has a Revolving Credit Commitment set forth opposite its name on Schedule 2.01 and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments, after giving effect to any assignments thereof permitted by Section 10.04.

          “Revolving Credit Loan” means a Loan made pursuant to Section 2.01(a) that utilizes the Revolving Credit Commitments.

          “RF Emissions” means radio frequency emissions governed by FCC rules and policies.

          “S&P” means Standard & Poor’s Rating Services, a Division of The McGraw-Hill Companies, Inc.

          “S&P Rating” means, as of any date of determination thereof, the rating most recently published by S&P as the consolidated corporate credit rating for NCI and its subsidiaries.

          “Sale and Leaseback Transaction” means any transaction or arrangement by any Restricted Company, directly or indirectly, with any Person whereby the Restricted Company shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

          “Security Documents” means the Restricted Company Guarantee and Security Agreement and all Uniform Commercial Code financing statements required by the Restricted Company Guarantee and Security Agreement to be filed with respect to the security interests in personal property and fixtures created pursuant thereto.

          “Security Release Conditions” shall mean the satisfaction of the following conditions which, as provided in Section 10.02(d), result in the release of the Liens granted by the Restricted Companies (including the Borrower) under the Restricted Company Guarantee and Security Agreement: (a) the S&P Rating is BB+ or better and the Moody’s Rating is Ba1 or better, each with stable outlook and (b) the principal of and interest on the Tranche E Term Loans, and all other monies then due to the Tranche E Term Loan Lenders hereunder, have been paid in full.

          “Senior Financial Officer” means the chief financial officer or treasurer of NCI.

          “Series” has the meaning assigned to such term in Section 2.01(c).

          “SMR System” means a specialized mobile radio system licensed under Part 90, together with such other facilities from time to time licensed or otherwise authorized by the FCC as shall be necessary to provide the communications services to be offered by the Restricted Companies. The term “SMR System” shall include an Enhanced SMR System using FCC Licenses in the 800 MHz or 900 MHz band.

          “Special Counsel” means Milbank, Tweed, Hadley & McCloy LLP, in its capacity as special counsel to the Agents.

          “Specified Default” means any Event of Default under paragraph (a), (b), (d), (f), (g), (h) or (i) of Article VIII.

          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “Subsidiary” means any subsidiary of the Borrower.

          “Syndication Agent” means Citicorp USA, Inc. in its capacity as syndication agent.

          “Tax Sharing Agreement” means the Tax Sharing Agreement dated as of September 27, 1996 by and among NCI and the “Affiliated Corporations” (including the Restricted Companies) therein referred to.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Term Loans” means, collectively, the Tranche E Term Loans and the Incremental Facility Term Loans of each Series.

          “Total Indebtedness” means, as at any day, all Indebtedness of NCI and the Restricted Companies, determined on a consolidated basis (excluding the Unrestricted Companies) without duplication in accordance with GAAP.

          “Total Indebtedness to Cash Flow Ratio” means, as at the last day of any fiscal quarter, the ratio of (a) Total Indebtedness as at such day to (b) Annualized Operating Cash Flow as at such day.

          “Tranche E Term Loan” means the Tranche E Term Loans made pursuant to the Tranche E Term Loan Agreement.

          “Tranche E Term Loan Agreement” has the meaning assigned to such term in the preamble to this Agreement.

          “Tranche E Term Loan Lenders” means (a) Lenders holding Tranche E Term Loans as of the “record date” referred to in Section 10.15 and (b) thereafter, the Lenders from time to time holding Tranche E Term Loans, after giving effect to any assignments thereof permitted by Section 10.04.

          “Transactions” means (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) with respect to any Credit Party (other than the Borrower), the execution, delivery and performance by such Credit Party of the Loan Documents to which it is a party.

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Adjusted Base Rate.

          “Unrestricted Companies” means each subsidiary of NCI other than the Restricted Companies.

          “U.S. dollars” or “$” refers to lawful money of the United States of America.

          “Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”, “Tranche E Term Loan”, “Incremental Facility Revolving Loan” of a Series or “Incremental Facility Term Loan” of a Series) or by Type (e.g., a “Base Rate Loan” or a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan” or a “Base Rate Revolving Credit Loan”). In similar fashion, (i) Borrowings may be classified and referred to by Class, by Type and by Class and Type, and (ii) Commitments may be classified and referred to by Class. The Incremental Facility Loans of any Series constitute a separate Class of Loans for all purposes of this Agreement.

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower and NCI notify the Administrative Agent that the Borrower and NCI request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower and NCI that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

          SECTION 1.05. Tax Sharing Agreement. Pursuant to the Tax Sharing Agreement, the Restricted Companies have agreed to join the affiliated group headed by NCI as “common parent” (within the meaning of Section 1504 of the Code) in filing consolidated Federal, and (in certain circumstances) state and local, income tax returns and have also agreed as to the amounts, if any, that the Restricted Companies shall be obligated to pay to NCI in respect of Federal, state and local income taxes (or the amounts that the Restricted Companies shall be entitled to receive as refunds in respect of such taxes). So long as the Restricted Companies shall be included in consolidated Federal, state and local income tax returns filed by NCI pursuant to the Tax Sharing Agreement, whenever making determinations under this Agreement of the amount of such taxes payable during any period (or the amount of refunds in respect of such taxes receivable during any period) by the Restricted Companies, the amount of such taxes payable or receivable shall be deemed to be equal to the amounts payable or receivable, as the case may be, in respect of such taxes under the Tax Sharing Agreement without reference to whether NCI and its subsidiaries as an affiliated group shall in fact pay any amounts in respect of Federal, state and local income taxes (or receive any amounts in respect of refunds of such taxes) during the relevant period.

ARTICLE II

THE CREDITS

          SECTION 2.01. Commitments.

          (a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Loans exceeding such Lender’s Revolving Credit Commitment, provided that the total Revolving Credit Exposure shall not at any time exceed the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

          It is the intent of the parties hereto that the Revolving Credit Commitments hereunder constitute Incremental Facility Revolving Loan Commitments under the Existing Credit Agreement and that, insofar as relating to the establishment of such Incremental Revolving Loan Commitments, this Agreement shall be deemed to constitute an Incremental Facility Amendment under and as defined in the Existing Credit Agreement.

          (b) Tranche E Term Loans. There is outstanding on the date hereof under the Existing Credit Agreement Tranche E Term Loans in an aggregate principal amount of $2,189,000,000, each of which shall continue as Tranche E Term Loans under this Agreement.

          (c) Incremental Facility Loans. In addition to Borrowings of Revolving Credit Loans and Tranche E Term Loans pursuant to paragraphs (a) and (b) above, at any time and from time to time prior to the Revolving Credit Termination Date, the Borrower may request that one or more Persons (which may include the Lenders) offer to enter into commitments to make additional revolving loans (“Incremental Facility Revolving Loans”) or term loans (“Incremental Facility Term Loans” and, together with the Incremental Facility Revolving Loans, “Incremental Facility Loans”) under this paragraph (c), it being understood that if such offer is to be made by any Person that is not already a Lender hereunder, (x) the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 10.04(b) in the event of an assignment to such Person and (y) in the case of a commitment for Incremental Facility Revolving Loans providing for the issuance of Letters of Credit, each Issuing Bank shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 10.04(b) in the event of an assignment to such Person.

          In the event that one or more of such Persons offer, in their sole discretion, to enter into such commitments, and such Persons and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Persons making such offers and the fees (if any) and interest to be payable by the Borrower in connection therewith, in the case of Incremental Facility Revolving Loans, the commitment reduction schedule and commitment termination date to be applicable thereto and, in the case of Incremental Facility Term Loans, the amortization and maturity date to be applicable thereto, the Borrower, such Persons, the Administrative Agent and the Collateral Agent shall execute and deliver an appropriate Incremental Facility Amendment, and such Persons shall become obligated to make Incremental Facility Revolving Loans or Incremental Facility Term Loans, as applicable, under this Agreement in an amount equal to the amount of their respective Incremental Facility Revolving Loan Commitments and Incremental Facility Term Loan Commitments, as applicable, as specified in such Incremental Facility Amendment. The Incremental Facility Loans to be made pursuant to any such agreement between the Borrower and one or more Persons in response to any such request by the Borrower shall be deemed to be a separate “Series” of Incremental Facility Loans for all purposes of this Agreement.

          Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to the Incremental Facility Loan Commitments, and Incremental Facility Loans, of any Series:

     (i) the minimum aggregate principal amount of Incremental Facility Loan Commitments entered into pursuant to any such request (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Facility Loans) shall be $100,000,000, and

     (ii) the Average Life to Maturity of scheduled commitment reductions for Incremental Facility Revolving Loan Commitments, and of any Incremental Facility Term Loans of any Series, shall not be earlier than the later of (x) six months after than the Revolving Credit Termination Date and (y) the Average Life to Maturity of the Tranche E Term Loans (to the extent that, at the time such Incremental Facility Revolving Loan Commitments are established, or such Incremental Facility Term Loans are made, any Tranche E Term Loans are outstanding).

          Following execution and delivery by the Borrower, one or more Incremental Facility Lenders, the Administrative Agent and the Collateral Agent as provided above of an Incremental Facility Amendment with respect to any Series then, subject to the terms and conditions set forth herein:

     (x) if such Incremental Facility Loans are to be Incremental Facility Revolving Loans, each Incremental Facility Loan Lender of such Series agrees to make Incremental Facility Revolving Loans of such Series to the Borrower from time to time during the availability period for such Loans set forth in such Incremental Facility Amendment, in each case in an aggregate principal amount that will not result in such Lender’s Incremental Facility Revolving Loans of such Series exceeding such Lender’s Incremental Facility Revolving Loan Commitment of such Series; within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Incremental Facility Revolving Loans of such Series;

     (y) if such Incremental Facility Loans are to be Incremental Facility Term Loans, each Incremental Facility Term Loan Lender of such Series agrees to make Incremental Facility Term Loans of such Series to the Borrower from time to time during the availability period for such Loans set forth in such Incremental Facility Amendment, in a principal amount up to but not exceeding such Lender’s Incremental Facility Term Loan Commitment of such Series; and

     (z) the aggregate amount of Incremental Facility Revolving Loan Commitments established, and Incremental Facility Term Loans of any Series made, upon or after the Restatement Effective Date shall not exceed the sum of (x) $1,000,000,000 at any time prior to the satisfaction of the Security Release Conditions and $2,000,000,000 at any time thereafter plus (y) the aggregate amount of Incremental Facility Term Loans of any Series the proceeds of which are applied to the prepayment of Tranche E Term Loans (or to the conversion of Tranche E Term Loans into Incremental Facility Term Loans of such Series).

          SECTION 2.02. Loans and Borrowings.

          (a) Obligation of Lenders. Each Loan of a particular Class shall be made as part of a Borrowing consisting of Loans of such Class made by the Lenders ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

          (b) Type of Loans. Subject to Section 2.12, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) Minimum Amounts. At the commencement of each Interest Period for a Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000; provided that (i) a Base Rate Borrowing of Loans of any Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class and (ii) a Revolving Credit Base Rate Borrowing may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding.

          SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Revolving Credit Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

     (i) whether the requested Borrowing is to be a Revolving Credit Borrowing or Incremental Facility Loan Borrowing (including, if applicable, the respective Series of Incremental Facility Loans to which such Borrowing relates);

     (ii) the aggregate amount of such Borrowing;

     (iii) the date of such Borrowing, which shall be a Business Day;

     (iv) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

     (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

     (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall (x) in the case of a Revolving Credit Borrowing or Incremental Facility Revolving Loan Borrowing, be a Base Rate Borrowing and (y) in the case of a Term Loan Borrowing, be a Eurodollar Borrowing having an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

          Anything herein to the contrary notwithstanding, the initial Borrowing of Revolving Credit Loans hereunder shall be a Base Rate Borrowing, except to the extent that this Agreement shall have been duly executed and delivered by each of the parties hereto at least three Business Days prior to the Restatement Effective Date and the Borrower has given timely notice of a Eurodollar Borrowing after such execution and delivery.

          SECTION 2.04. Letters of Credit.

          (a) General. Subject to the terms and conditions set forth herein, in addition to the Revolving Credit Loans provided for in Section 2.01(a), the Borrower may request the issuance of Letters of Credit for its own account by any Issuing Bank (or, if agreed to by the respective Issuing Banks, by more than one Issuing Bank under a Letter of Credit providing for several liability of the Issuing Banks issuing such Letter of Credit), in a form reasonably acceptable to the relevant Issuing Bank(s), at any time and from time to time during the Revolving Credit Availability Period. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, one or more Issuing Banks relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank(s)) to one or more Issuing Bank(s) selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.04), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Bank(s), the Borrower also shall submit a letter of credit application on the standard form of such Issuing Bank(s) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of all of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of this Section 2.04) shall not exceed $4,000,000,000, (ii) the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments and (iii) the aggregate LC Exposure of each Issuing Bank (so determined) shall not exceed the amount set forth opposite the name of such Issuing Bank in the table below:

Issuing Bank	Maximum LC Exposure
JPMorgan Chase Bank	$500,000,000
Citibank, N.A.	$500,000,000
Bank of America	$500,000,000
The Bank of Nova Scotia	$500,000,000
Barclays Bank Plc	$500,000,000
Wachovia Bank, National Association	$500,000,000
Société Générale	$500,000,000
Royal Bank of Scotland	$500,000,000

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Revolving Credit Termination Date, provided that in the case of any Letter of Credit having a term of longer than 12 months, the respective Issuing Bank(s) may request that such Letter of Credit include customary early termination rights (which shall in any event permit the respective beneficiary thereof to draw the full amount of such Letter of Credit upon receipt of notice of termination from such Issuing Bank(s)).

          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Bank(s), and without any further action on the part of such Issuing Bank(s) or the Lenders, such Issuing Bank(s) hereby grant(s) to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank(s), a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank(s), such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank(s) and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.04, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC

Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Credit Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Base Rate Borrowing.

          If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Revolving Credit Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank(s) under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

          Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by such Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective

Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or wilful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

     (i) each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

     (ii) each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and decline to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

     (iii) this sentence shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

          (g) Disbursement Procedures. The Issuing Bank(s) for any Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank(s) shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank(s) have made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank(s) and the Revolving Credit Lenders with respect to any such LC Disbursement.

          (h) Interim Interest. If the Issuing Bank(s) for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Credit Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.04, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank(s), except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section 2.04 to reimburse such Issuing Bank(s) shall be for the account of such Lender to the extent of such payment.

          (i) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Revolving Credit Lenders demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.09(b), the Borrower shall immediately deposit into a cash collateral account in the name and under the control of the Collateral Agent an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.09(b), the amount required under Section 2.09(b); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Credit Party described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Collateral Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter, until such time as the Security Release Conditions shall be satisfied, for the payment of the “Secured Obligations” under and as defined in the Restricted Company Guarantee and Security Agreement.

          (j) Existing Letters of Credit. Pursuant to Section 2.04 of the Existing Credit Agreement, the Issuing Banks have issued various “Letters of Credit” under and as defined in the Existing Credit Agreement. On the Restatement Effective Date, subject to the satisfaction of the conditions precedent set forth in Article V, each of such “Letters of Credit” under the Existing Credit Agreement shall automatically, and without any action on the part of any Person, become a Letter of Credit hereunder, and each of the “Issuing Banks” under the Existing Credit Agreement that is an Issuing Bank hereunder hereby unconditionally releases each “Revolving Credit Lender” under the Existing Credit Agreement from any liability under such “Revolving Credit Lender’s” participation in respect of such Letter of Credit.

          (k) Issuing Bank Agreements; Quarterly Reports to Lenders. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure, the applicable Borrower and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

          Promptly following the end of each fiscal quarter, the Administrative Agent shall furnish to the Lenders information regarding all outstanding Letters of Credit as of the end of such fiscal quarter.

          SECTION 2.05. Funding of Borrowings.

          (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that Revolving Credit Base Rate Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the respective Issuing Bank for such Letter of Credit.

          (b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

          SECTION 2.06. Interest Elections.

          (a) Elections by Borrower. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.06. The Borrower may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b) Notice of Elections. To make an election pursuant to this Section 2.06, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Information in Election Notices. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies (including, if applicable, the respective Series of Incremental Facility Loans to which such Interest Election Request relates) and, if different options for continuations or conversions are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

     (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

          (e) Presumption if No Notice. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (x) if a Revolving Credit Borrowing or Incremental Facility

Revolving Loan Borrowing, be converted to a Base Rate Borrowing and (y) if a Term Loan Borrowing, be converted into, or continued as, a Eurodollar Borrowing having an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if a Specified Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Specified Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.07. Termination and Reduction of Commitments.

          (a) Termination of Commitments. Unless previously terminated, (i) the Revolving Credit Commitments shall terminate at the close of business on the Revolving Credit Termination Date and (ii) the Incremental Facility Loan Commitments of any Series shall terminate on the respective date provided therefor in the Incremental Facility Amendment in respect of such Series.

          (b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of such Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Commitments of such Class (including any Incremental Facility Revolving Loan Commitments of any Class) if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.09, the outstanding Loans of such Class would exceed the total Commitments of such Class and (iii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

          (d) Notice of Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce Commitments under paragraph (c) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent. Each reduction of Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

          SECTION 2.08. Repayment of Loans; Evidence of Debt.

          (a) Revolving Credit Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of such Lender’s Revolving Credit Loans in full on the Revolving Credit Termination Date.

          (b) Tranche E Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the principal of the Tranche E Term Loans in twenty-six installments payable on the Principal Payment Dates as follows:

Principal Payment Date
Falling on or Nearest to:	Amount of Installment:
September 30, 2004	$5,500,000
December 31, 2004	$5,500,000
March 31, 2005	$5,500,000
June 30, 2005	$5,500,000
September 30, 2005	$5,500,000
December 31, 2005	$5,500,000
March 31, 2006	$5,500,000
June 30, 2006	$5,500,000
September 30, 2006	$5,500,000
December 31, 2006	$5,500,000
March 31, 2007	$5,500,000
June 30, 2007	$5,500,000
September 30, 2007	$5,500,000
December 31, 2007	$5,500,000
March 31, 2008	$5,500,000
June 30, 2008	$5,500,000
September 30, 2008	$5,500,000
December 31, 2008	$5,500,000

Principal Payment Date
Falling on or Nearest to:	Amount of Installment:
March 31, 2009	$5,500,000
June 30, 2009	$5,500,000
September 30, 2009	$5,500,000
December 31, 2009	$5,500,000
March 31, 2010	$5,500,000
June 30, 2010	$5,500,000
September 30, 2010	$5,500,000
December 15, 2010	$2,051,500,000

          Notwithstanding the foregoing, if on any date (the “Test Date”), the maturity date for any then-outstanding Public Notes (excluding all Public Notes maturing after June 30, 2009), or mandatory redemption date for Disqualified Capital Stock (excluding all Disqualified Capital Stock with a mandatory redemption date after June 30, 2009), shall fall within six months of the Test Date then, if the aggregate principal amount of all such Public Notes that mature, and the redemption price of all such Disqualified Capital Stock that is required to be redeemed, prior to June 30, 2009 is at such time greater than $1,000,000,000, the Tranche E Term Loans shall be paid in full on the Test Date, provided that the foregoing shall not apply if either (x) the long-term debt rating for the outstanding unsecured and unenhanced Public Notes is at least BBB- by S&P or Baa3 by Moody’s or (y) the Required Tranche E Term Loan Lenders shall elect otherwise at any time prior to the Test Date.

          (c) Incremental Facility Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Incremental Facility Lenders of any Series the principal of the Incremental Facility Loans of such Series on such dates and in such amounts as shall be agreed upon pursuant to Section 2.01(e) at the time the Incremental Facility Commitments of such Series are established.

          (d) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan held by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (e) Maintenance of Loan Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan outstanding hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

          (f) Effect of Loan Accounts. The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (g) Promissory Notes. Any Lender may request that Loans held by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. If any Lender requests that the Loans held by it be evidenced by a promissory note, and such Lender is a Lender under the Existing Credit Agreement, the Borrower will not be obligated to execute and deliver any such promissory note to such Lender unless such Lender shall first have delivered any existing promissory notes executed and delivered to such Lender pursuant to the Existing Credit Agreement to the Administrative Agent or Special Counsel. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.09. Prepayment of Loans.

          (a) Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section 2.09, provided that any prepayment of the Term Loans of any Class shall be applied to the respective installments thereof in the direct order of their maturities (i.e., so that the earliest maturing installments are prepaid first). It shall not be necessary in connection with the prepayment of any Class of Term Loans that concurrent prepayments be made of any other Class of Loans.

          (b) Change in Control. Upon the occurrence of any Change in Control, the Borrower shall prepay the Loans hereunder in full (and provide cover for LC Exposure as specified in Section 2.04(i)), and, unless the Required Lenders of the respective Class shall elect otherwise, the Commitments hereunder of each Class shall be automatically terminated.

          (c) Notification of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing of a particular Class, the Administrative Agent shall advise the Lenders holding Loans of such Class of the contents thereof. Each partial prepayment of any Borrowing under paragraph (a) of this Section 2.09 shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.

          (d) Prepayments Accompanied by Interest. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

          (e) Prepayment Premium. Upon any prepayment of Tranche E Term Loans pursuant to Section 2.09(a) during the period commencing on December 12, 2003 to but not including the first anniversary thereof, the Borrower shall pay to the holders of such Loans a prepayment premium in respect of the principal amount of such Loans so prepaid equal to 1% of such principal amount prepaid, it being understood that no prepayment premium shall be required pursuant to this paragraph in respect of any prepayment of such Loans made on or after such first anniversary.

          SECTION 2.10. Fees.

          (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, for each day from and including the Restatement Effective Date to but excluding the date on which such Lender’s Revolving Credit Commitment shall terminate, at a rate per annum equal to the Commitment Fee Rate (as defined below) on the unused amount of the Revolving Credit Commitment of such Lender for such day. Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes hereof, the “Commitment Fee Rate” means, for any day, the rate per annum set forth below based upon the applicable Rating Group:

Rating Group	Commitment Fee Rate
Rating Group I	0.125%
Rating Group II	0.150%
Rating Group III	0.200%
Rating Group IV	0.275%
Rating Group V	0.325%
Rating Group VI	0.500%
Rating Group VII	0.500%

For the purposes of this Agreement, any change in the Commitment Fee Rate by reason of a change in the Moody’s Rating or the S&P Rating shall become effective on the date of announcement or publication by the respective rating agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed Rating.

          The Borrower agrees to pay to the Administrative Agent for the account of each Incremental Facility Lender in respect of its Incremental Facility Loan Commitment of any

Series a commitment fee at such rate per annum (computed on such basis) as shall be agreed upon pursuant to Section 2.01(c) at the time such Incremental Facility Loan Commitment is established.

          (b) Letter of Credit Fees. The Borrower agrees to pay with respect to Letters of Credit outstanding hereunder the following fees:

     (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate used in determining interest on Revolving Credit Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which there shall no longer be any Letters of Credit outstanding hereunder, and

     (ii) to each Issuing Bank (x) a fronting fee, which shall accrue at the rate of 1/8 of 1% per annum on the average daily amount of the LC Exposure of such Issuing Bank (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of Section 2.04, and excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there shall no longer be any Letters of Credit of such Issuing Bank outstanding hereunder, and (y) such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Accrued participation fees and fronting fees shall be payable in arrears on each Quarterly Date and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) Agency Fees. The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own respective accounts, fees payable in the amounts and at the times separately agreed in writing upon between the Borrower and the Administrative Agent and the Collateral Agent, respectively.

          (d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

          SECTION 2.11. Interest.

          (a) Base Rate Borrowings. The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Rate.

          (b) Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) Default Interest. Notwithstanding the foregoing, (i) during the period when any Specified Default shall have occurred and be continuing, the principal of each Loan hereunder shall bear interest, after as well as before judgment, at a rate per annum (herein, the “Post-Default Rate”) equal to 2% plus the rate otherwise applicable to such Loan as provided above and (ii) if any interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Post-Default Rate for the Loan in respect of which such interest is payable (or, in the case of a fee or other amount that does not relate to a Loan of a particular type, at the Post-Default Rate for the Loans).

          (d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan (or the repayment or prepayment in full of the Term Loans of any Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest on Revolving Credit Loans shall be payable upon termination of the Revolving Credit Commitments and all accrued interest on Incremental Facility Revolving Loans of any Series shall be payable upon termination of the Incremental Facility Revolving Loan Commitments of such Series.

          (e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Adjusted Base Rate at times when the Adjusted Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

     (b) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans of such Class included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

          SECTION 2.13. Increased Costs.

          (a) Increased Costs Generally. If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

     (ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans held by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, or such Lender’s or Issuing Bank’s holding company, for any such reduction suffered.

          (c) Certificates from Lenders. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.13 for any increased costs or reductions incurred more than six months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

          In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for U.S. dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.15. Taxes.

          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes (except to the extent that, after request by the Borrower, the respective Lender shall have failed to deliver the documents referred to in paragraph (e) of this Section 2.15); provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Other Taxes. In addition the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by the Administrative Agent, such Lender or Issuing Bank, as the case may be (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrower making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

          (d) Receipt for Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

          SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.

          (a) Payments by Obligors. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such of its offices in New York City as shall be notified to the relevant parties from time to time, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Borrower shall have no liability in the event timely or correct distribution of such payments is not so made. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

          (b) Application if Payments Insufficient. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders, each payment of commitment fee under Section 2.10 hereof in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.03 hereof shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) Eurodollar Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; (iv) each payment by the Borrower of interest on Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (v) each payment by the Borrower of participation fees in respect of Letters of Credit shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the amount of participation fees then due and payable to the Revolving Credit Lenders.

          (d) Sharing of Payments by Lenders. If, at any time after the occurrence and during the continuance of an Event of Default hereunder, any Lender shall, by exercising any right of set-off or counterclaim or otherwise (including through voluntary prepayment by the Restricted Companies, or through the exercise of any remedies under, or payments made pursuant to, the Restricted Company Guarantee and Security Agreement), obtain payment in respect of any principal of or interest on any of its Loans (or participations in LC Disbursements) of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans (and participations in LC Disbursements) of such Class and accrued interest thereon than the proportion of such amounts received by any other Lender of such Class or any other Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans (and LC Disbursements) of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (and participations in LC Disbursements); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans (or participations in LC Disbursements) to any assignee or participant, other than to any Credit Party or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank entitled thereto (the “Applicable Recipient”) hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due. In such event, if the Borrower has not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

          (f) Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.04(e), 2.05(b) or 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

          SECTION 2.17. Mitigation Obligations; Replacement of Lenders.

          (a) Designation of Different Lending Office. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or participations in LC Disbursements) hereunder or to assign its rights and obligations, hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) Replacement of Lenders — Increased Costs, Etc. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Bank), which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. No assignment pursuant to this Section 2.17(b) shall be deemed to impair any claim that the Borrower may have against any Lender that defaults in its obligation to fund Loans hereunder.

          (c) Replacement of Lenders — Amendments. If, in connection with a request by any Credit Party to obtain the consent of the Lenders to a waiver, amendment or modification of any of the provisions of this Agreement or any other Loan Document that requires the consent of all of the Lenders under Section 10.02, one or more Lenders (the “Declining Lenders”) having Loans, LC Exposure and unused Commitments representing not more than 20% of the sum of the total Loans, LC Exposure and unused Commitments at such time have declined to agree to such request, then the Borrower may, at its sole expense and effort, upon notice to such Lender(s) and the Administrative Agent, require all (but not less than all) of such Declining Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all their interests, rights and obligations under this Agreement to one or more assignees that shall assume such obligations (any of which assignees may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Bank), which consents shall not unreasonably be withheld or delayed, (ii) each such Declining Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under any other Loan Document, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) the Borrower shall have paid to each of the Lenders compensation in an amount equivalent (taking into account the total Commitments, LC Exposure and Loans of such other Lenders) to any compensation required to induce the assignees to take such assignment from the Declining Lenders.

ARTICLE III

GUARANTEE BY NCI

          Until the conditions set forth in Section 10.02(d)(iii) have been satisfied, NCI hereby agrees as follows:

          SECTION 3.01. The Guarantee. NCI hereby guarantees to each Lender, each Issuing Bank and each Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower, all LC Disbursements and all other amounts from time to time owing to the Lenders, any Issuing Bank or either Agent by the Borrower hereunder or under any other Loan Document, and all obligations of the Borrower to any Lender (or any affiliate of any Lender) under any Hedging Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). NCI hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, NCI will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

          SECTION 3.02. Obligations Unconditional. The obligations of NCI under Section 3.01 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.02 that the obligations of NCI hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of NCI hereunder which shall remain absolute and unconditional as described above:

     (i) at any time or from time to time, without notice to NCI, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

     (ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

     (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

     (iv) any lien or security interest granted to, or in favor of, the Collateral Agent, any Issuing Bank or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

NCI hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender exhaust any right, power or remedy or proceed against the Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

          SECTION 3.03. Reinstatement. The obligations of NCI under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and NCI agrees that it will indemnify the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent, the Collateral Agent or such Issuing Bank or any Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

          SECTION 3.04. Subrogation. NCI hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article III and further agrees with the Borrower for the benefit of each of its creditors (including each Issuing Bank, each Lender, the Collateral Agent and the Administrative Agent) that any such payment by it shall constitute a contribution of capital by NCI to the Borrower.

          SECTION 3.05. Remedies. NCI agrees that, as between NCI and the Issuing Banks and Lenders, the obligations of the Borrower hereunder may be declared to be forthwith due and payable as provided in Article VIII or Section 2.04(i), as applicable (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII or Section 2.04(i), as applicable) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by NCI for purposes of Section 3.01.

          SECTION 3.06. Instrument for the Payment of Money. NCI hereby acknowledges that the guarantee in this Article III constitutes an instrument for the payment of money, and consents and agrees that any Issuing Bank, any Lender, the Collateral Agent or the Administrative Agent, at its sole option, in the event of a dispute by NCI in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

          SECTION 3.07. Continuing Guarantee. The guarantee in this Article III is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

          NCI and each Restricted Company represents and warrants to the Lenders and the Agents, as to itself and each of its subsidiaries, that:

          SECTION 4.01. Organization; Powers. NCI is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Restricted Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Credit Party has all requisite power and authority under its respective organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          SECTION 4.02. Authorization; Enforceability. The Transactions are within the corporate or other equivalent power of each Credit Party and have been duly authorized by all necessary corporate and, if required, stockholder or other action on the part of such Credit Party. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law, policy or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any

Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) except for the Liens created by the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Credit Parties.

          SECTION 4.04. Financial Condition; No Material Adverse Change.

          (a) Financial Statements. The Credit Parties have heretofore delivered to the Lenders the following financial statements:

     (i) the audited consolidated balance sheet and statements of operations, changes in stockholders’ equity and cash flows of NCI and its subsidiaries as of and for the fiscal year ended December 31, 2003, reported on by Deloitte & Touche LLP, independent public accountants;

     (ii) the unaudited interim condensed consolidated balance sheet and statements of operations, changes in stockholders’ equity and cash flows of NCI and its subsidiaries as of and for the three-month period ended March 31, 2004, certified by a Financial Officer of NCI;

     (iii) the unaudited combined condensed balance sheet and statements of operations, changes in stockholders’ equity and cash flows of the Restricted Companies as of and for the fiscal year ended December 31, 2003, certified by a Financial Officer of the Borrower; and

     (iv) the unaudited interim combined condensed balance sheet and statements of operations, changes in stockholders’ equity and cash flows of the Restricted Companies as of and for the three-month period ended March 31, 2004, certified by a Financial Officer of the Borrower.

Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of NCI and its subsidiaries, and the combined condensed financial position and results of operations and cash flows of the Restricted Companies, as of such dates and for such periods in accordance with GAAP, subject to (A) year-end audit adjustments in the case of all interim balance sheets and other statements, and (B) the absence of footnotes in the case of all interim balance sheets and other statements of NCI and the Restricted Companies and balance sheets and other statements of the Restricted Companies as of and for the year ended December 31, 2003.

          (b) No Material Adverse Change. Since December 31, 2003, there has been no material adverse change in the business, assets, operations or financial condition of NCI and its subsidiaries, or of the Restricted Companies, in each case taken as a whole.

          (c) No Material Undisclosed Liabilities. None of the Credit Parties has on the Restatement Effective Date any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets as at March 31, 2004 referred to above.

          SECTION 4.05. Properties.

          (a) Title Generally. Each of the Credit Parties has good title to, or valid leasehold interests in, all of its real and personal property, except for defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (b) Intellectual Property. Each of the Credit Parties and their respective subsidiaries owns, or is licensed to use, all of its trademarks, tradenames, copyrights, patents and other intellectual property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Credit Parties and their respective subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.06. Litigation and Environmental Matters.

          (a) Litigation Generally. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Credit Parties, threatened against or affecting any of the Credit Parties or any of their respective subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

          (b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Credit Party nor any of their respective subsidiaries (i) has failed to comply with any Environmental Law or any obligation to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any unsatisfied Environmental Liability or is subject to any ongoing inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law or (iv) knows of any basis for any Environmental Liability.

          (c) No Change in Status of Disclosed Matters. Since the Restatement Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

          SECTION 4.07. Compliance with Laws and Agreements. Each of the Credit Parties and their respective subsidiaries is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 4.08. Investment and Holding Company Status. No Credit Party nor any of their respective subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

          SECTION 4.09. Taxes. Each of the Credit Parties and their respective subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown thereon to be due, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of the Restatement Effective Date, none of the Credit Parties has contributed to, or within the past six years has contributed to or been required to contribute to, any “employee benefit pension plan” subject to Title IV of ERISA.

          SECTION 4.11. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Credit Parties to the Administrative Agent, the Collateral Agent or any Lender in connection with the negotiation of this Agreement or any amendment hereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken together with any information contained in the public filings made by NCI with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 4.12. Regulatory Matters. The FCC Licenses and PUC Authorizations held or managed by the Restricted Companies are valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of FCC Licenses and such Authorizations or that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No event (including the pendency of any petition to deny, informal objection, petition to revoke, or other complaint, investigation or proceeding before the FCC or any PUC) has occurred and is continuing which could reasonably be expected to result in the forfeiture or the revocation, termination or adverse modification of, or of the Restricted Companies rights under, any FCC License or PUC Authorization held or managed by a Restricted Company except (a) for modifications to any FCC Licenses in connection with the Re-Banding Proceeding or (b) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          None of the Restricted Companies has any reason to believe or has any knowledge that the FCC Licenses and PUC Authorizations held or managed by the Restricted Companies that are material to the Mobile Communications Business of the Restricted Companies will not be renewed in the ordinary course, except for such non-renewals (a) in connection with the Re-Banding Proceeding or (b) that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The current ownership and operation by each of the Restricted Companies of its Mobile Communications Business comply with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC, any PUC and of any other Governmental Authority, except for such non-compliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.13. Subsidiaries. Set forth in Schedule 4.13 is a complete and correct list as of the Restatement Effective Date of all of the Restricted Companies and their subsidiaries together with, for each such subsidiary, (a) the jurisdiction of organization of such subsidiary, (b) each Person holding ownership interests in such subsidiary and (c) the nature of the ownership interests held by each such Person and the percentage of ownership of such subsidiary represented by such ownership interests. Except as disclosed in Schedule 4.13, as of the Restatement Effective Date (x) each Credit Party owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

          SECTION 4.14. Public Note Indentures. The Restricted Companies constitute all of the “Restricted Subsidiaries” on the date hereof under and as defined in the Public Note Indentures.

ARTICLE V

CONDITIONS

          SECTION 5.01. Restatement Effective Date. The effectiveness of this Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby) and of the obligations of the Lenders to make Loans, and of any Issuing Bank to issue Letters of Credit, hereunder is subject to the conditions precedent that each of the following conditions shall have been satisfied (or waived in accordance with Section 10.02):

     (a) Counterparts of Agreement. The Administrative Agent (or Special Counsel) shall have received from each Credit Party hereto, from each Revolving Credit Lender, from JPMorgan Chase Bank, as successor Administrative Agent and Collateral Agent, and from JPMorgan Chase Bank as successor Administrative Agent on behalf of the Required Tranche E Term Loan Lenders (pursuant to authority granted by the Required Tranche E Term Loan Lenders) either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b) Opinion of Counsel to Credit Parties. The Administrative Agent (or Special Counsel) shall have received a favorable written opinion (addressed to each Agent and the Lenders and dated the Restatement Effective Date) of Jones Day, counsel to the Credit Parties, covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions as either Agent shall request (and each Credit Party hereby requests such counsel to deliver such opinion). To the extent deemed appropriate by the Restricted Companies, internal corporate matters in such opinion (such as due incorporation and the like) may be rendered in a separate opinion from the General Counsel of NCI.

     (c) Opinion of Special Counsel. The Administrative Agent shall have received a favorable written legal opinion (addressed to each Agent and the Lenders and dated the Restatement Effective Date) of Special Counsel, substantially in the form of Exhibit B (and each Agent hereby requests Special Counsel to deliver such opinion).

     (d) Corporate Matters. The Administrative Agent (or Special Counsel) shall have received such documents and certificates as either Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions, all in form and substance reasonably satisfactory to each Agent.

     (e) Financial Officer Certificate. The Administrative Agent (or Special Counsel) shall have received a certificate, dated the Restatement Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.02.

     (f) Notes. The Administrative Agent (or Special Counsel) shall have received for each Lender that shall have requested a promissory note, a duly completed and executed promissory note for such Lender, and, if such Lender was a Lender under the Existing Credit Agreement, the Administrative Agent or Special Counsel shall have received any promissory notes of the Borrower that have been executed and delivered to such Lender pursuant to the Existing Credit Agreement.

     (g) Restricted Company Guarantee and Security Agreement. The Collateral Agent (or Special Counsel) shall have received (i) from each Restricted Company a counterpart of the Restricted Company Guarantee and Security Agreement signed on behalf of such Restricted Company and (ii) to the extent not previously delivered to the Collateral Agent under the Existing Credit Agreement or the “Restricted Company Guarantee and Security Agreement” executed and delivered pursuant thereto, the stock certificates identified under the name of such Restricted Company in Annex 1 thereto, accompanied by undated stock powers executed in blank. In addition, each Restricted Company shall have taken such other action to the extent not previously taken under the Existing Credit Agreement or said “Restricted Company Guarantee and Security Agreement” (including delivering to the Collateral Agent, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements consistent with the requirements of the Restricted Company Guarantee and Security Agreement) as the Collateral Agent shall have reasonably requested in order to perfect the security interests created pursuant to the Restricted Company Guarantee and Security Agreement.

     (h) Resignation of Administrative Agent. Toronto Dominion (Texas) Inc. shall have resigned as Administrative Agent under the Existing Credit Agreement in accordance with the requirements of Article IX of the Existing Credit Agreement.

     (i) Release by Issuing Banks. To the extent that any “Issuing Bank” under the Existing Credit Agreement is not an Issuing Bank hereunder, such “Issuing Bank” shall have unconditionally released each “Revolving Credit Lender” under the Existing Credit Agreement from any liability under such “Revolving Credit Lender’s” participation in respect of each “Letter of Credit” under the Existing Credit Agreement, pursuant to an instrument in form satisfactory to the Administrative Agent.

     (j) Repayment of Certain Loans. Pursuant to Section 2.07(c) of the Existing Credit Agreement, the Borrower shall have terminated the “Revolving Credit Commitments” under and as defined in the Existing Credit Agreement effective upon the Restatement Effective Date. In addition, the Borrower shall have requested that the

Revolving Credit Lenders make Revolving Credit Loans hereunder, and the Revolving Credit Lenders shall have made such Loans, in such amounts as shall be necessary to pay in full the principal of and interest on the “Revolving Credit Loans” and “Tranche A Term Loans”, if any, outstanding under the Existing Credit Agreement on the Restatement Effective Date, together with any commitment or other fees or expenses due and payable with respect to such “Loans”, or the “Letters of Credit”, under the Existing Credit Agreement, and the proceeds of such Loans shall have been applied to the payment in full of such amounts.

     (k) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans, and of the Issuing Banks to issue Letters of Credit, hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on August 13, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

          SECTION 5.02. Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

     (a) Representations and Warranties. The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).

     (b) No Defaults. At the time of and immediately after giving effect to such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

Each Borrowing Request, or request for issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower (both as of the date of such Borrowing Request, or request for issuance, amendment, renewal or extension, and as of the date of the related Borrowing or issuance, amendment, renewal or extension) as to the matters specified in paragraphs (a) and (b) of this Section 5.02.

ARTICLE VI

AFFIRMATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Credit Parties covenants and agrees with the Lenders that:

          SECTION 6.01. Financial Statements and Other Information. NCI and the Borrower will furnish to the Administrative Agent (which shall promptly furnish to the Lenders):

     (a) within 120 days after the end of each fiscal year, the audited consolidated statements of operations, changes in stockholders’ equity and cash flows of NCI and its subsidiaries for such fiscal year, and the related audited consolidated balance sheet for NCI and its subsidiaries as of the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all reported on by Deloitte & Touche LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such audited consolidated financial statements present fairly in all material respects the financial condition and results of operations of NCI and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

     (b) within 120 days after the end of each fiscal year, the unaudited combined statements of operations, changes in stockholders’ equity and cash flows of the Restricted Companies for such fiscal year, and the related unaudited combined balance sheet for the Restricted Companies as of the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Restricted Companies on a combined basis in accordance with GAAP consistently applied (subject to the absence of footnotes), each of which financial statements shall be accompanied with a reconciliation, in form and detail satisfactory to the Administrative Agent, to the audited financial statements for NCI and its subsidiaries for such fiscal year delivered pursuant to clause (a) above;

     (c) within 60 days after the end of each fiscal quarter of each fiscal year (120 days in the case of the last fiscal quarter in each fiscal year):

     (i) the unaudited interim condensed consolidated statements of operations of NCI and its subsidiaries (and, separately stated, the unaudited interim combined condensed statements of operations of the Restricted Companies) for such fiscal quarter and for the then elapsed portion of the fiscal year,

     (ii) the unaudited interim condensed consolidated statements of changes in stockholders’ equity and cash flows of NCI and its subsidiaries (and, separately stated, the unaudited interim combined condensed statements of changes in stockholders’ equity and cash flows of the Restricted Companies) for the then elapsed portion of the fiscal year and

     (iii) the unaudited interim condensed consolidated balance sheet for NCI and its subsidiaries (and, separately stated, the related unaudited interim combined condensed balance sheet for the Restricted Companies) as at the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of NCI or the Borrower (as the case may be) as presenting fairly, in all material respects, the financial condition and results of operations of NCI and its subsidiaries on a consolidated basis (or, as the case may be, of the Restricted Companies on a combined basis) in accordance with GAAP consistently applied, subject to (A) year-end audit adjustments in the case of all interim balance sheets and other statements, and (B) the absence of footnotes in the case of all interim balance sheets and other statements of NCI and the Restricted Companies and year-end balance sheets and other statements of the Restricted Companies;

     (d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of each of NCI and the Borrower:

     (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto,

     (ii) setting forth reasonably detailed calculations demonstrating compliance with clause (c)(iii) of Section 7.01, clause (f) of Section 7.02, clauses (c) and (d) of Section 7.05 and Section 7.08,

     (iii) attaching a copy (x) in the case of any financial statements delivered under clause (a) above, of the determination by the Disinterested Directors of the aggregate amount of Additional Spectrum Equity Capital and Re-Banding Restricted Payments through the last day of the fiscal year covered by such financial statements and (y) in the case of any financial statements delivered under clause (c) above as at the end of the first three fiscal quarters in each fiscal year, of the determination by a Senior Financial Officer of the aggregate amount of Additional Spectrum Equity Capital and Re-Banding Restricted Payments

through the last day of such respective fiscal quarters, which determinations shall in each case be in form and detail reasonably satisfactory to Collateral Agent;

               (iv) for so long as the Tranche E Term Loans shall remain outstanding, if any of the Public Notes (other than Public Notes maturing after June 30, 2009) shall mature, or the mandatory redemption date for any Disqualified Capital Stock shall fall, within six months of the last day of the fiscal quarter immediately following the fiscal quarter covered by such financial statements, describing the respective dates and amounts of the Public Notes so maturing, and Disqualified Capital Stock required to be redeemed, that is outstanding as at the last day of the fiscal quarter as of which such financial statements are prepared; and

               (v) stating whether any change in GAAP or in the application thereof has occurred since the later of the date of the financial statements as at December 31, 2003 referred to in Section 4.04 and the date of the last certificate delivered pursuant to this clause (d) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

     (e) promptly after the same become publicly available, furnish all periodic and other reports, proxy statements and other materials filed by any Credit Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by NCI to the holders of the Public Notes or to its stockholders generally; provided that such Credit Party need not furnish any such document that is available on the web site of NCI promptly after becoming publicly available; and

     (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent or Collateral Agent) may reasonably request.

          SECTION 6.02. Notices of Material Events. NCI and the Borrower will furnish to the Administrative Agent (which shall promptly notify the Lenders) prompt written notice of the following:

     (a) the occurrence of any Default;

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Restricted Companies in an aggregate amount exceeding $50,000,000; and

     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Financial Officer or other executive officer of NCI or the Borrower, as the case may be, setting forth a reasonable description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 6.03. Existence; Conduct of Business. Each of the Credit Parties will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, sale or disposition of assets or other transactions permitted under Section 7.03. In that connection, each of the Restricted Companies shall take any and all necessary and appropriate action to maintain all of the FCC Licenses and PUC Authorizations material to the Mobile Communications Business of the Restricted Companies in full force and effect without adverse modification, except for FCC Licenses that are being surrendered in connection with any Re-Banding Order.

          SECTION 6.04. Payment of Obligations. Each of the Credit Parties will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 6.05. Maintenance of Properties; Insurance. Each of the Credit Parties will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          SECTION 6.06. Books and Records; Inspection Rights. Each of the Credit Parties will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of the Credit Parties will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 6.07. Compliance with Laws. Each of the Credit Parties will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 6.08. Use of Proceeds.

          (a) Loans. The proceeds of the Loans hereunder will be used for general corporate purposes including capital expenditures, the payment of interest and fees hereunder, working capital, investments, acquisitions, the refinancing of Indebtedness of the Restricted Companies (including the “Revolving Credit Loans” and “Tranche A Term Loans” under and as defined in the Existing Credit Agreement) and to make payments, or provide security for future payments, to be made in connection with Re-Banding Orders issued in the Re-Banding Proceeding, in each case in compliance with the applicable provisions of the Public Note Indentures and of this Agreement.

          (b) Regulations U and X. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

          SECTION 6.09. Certain Obligations Respecting Subsidiaries and Collateral Security.

          (a) Guarantors. In the event that any Restricted Company shall form or acquire any new subsidiary after the date hereof (and in the event that NCI shall form or acquire any new subsidiary after the date hereof constituting a “Restricted Subsidiary” under and as defined in the Public Note Indentures or shall designate an existing Unrestricted Company as a “Restricted Subsidiary” under and as defined in the Public Note Indentures), such Credit Party will, within five Business Days of such formation or acquisition, cause such new subsidiary (or such “Restricted Subsidiary”):

     (i) to execute and deliver to the Collateral Agent a Joinder Agreement (and thereby become a party to this Agreement, as a “Restricted Company” hereunder, and the Restricted Company Guarantee and Security Agreement as a “Guarantor” thereunder) and to pledge and grant a security interest in its property pursuant to the Restricted Company Guarantee and Security Agreement to the Collateral Agent for the benefit of the Lenders;

     (ii) to take such action (including delivering such shares of stock and executing and delivering such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens consistent with the provisions of the Security Documents, on substantially all of the shares of stock and property of such new subsidiary (or such “Restricted Subsidiary”) under the Restricted Company Guarantee and Security Agreement; and

     (iii) to deliver such proof of corporate action, incumbency of officers and other documents (including opinions of counsel, but only in the case of any such subsidiary, or group of subsidiaries, that in the aggregate have assets with a fair market value exceeding $50,000,000 and then only to the extent requested by either Agent) as are consistent with those delivered by each Restricted Company pursuant to Section 5.01 upon the Restatement Effective Date or as either Agent shall have requested.

Notwithstanding the foregoing, (x) no Off-Balance Sheet Company shall be required to execute and deliver any Joinder Agreement (or take any of the other actions) referred to in clause (i) above, and no Off-Balance Sheet Company shall become a “Restricted Company” for purposes of this Agreement, but any Restricted Company that owns any shares of stock or other equity interest in any Non-Core Company or Off-Balance Sheet Company shall take the actions specified in clause (ii) above with respect to such stock or other equity interests, (y) no subsidiary that is an “Unrestricted Subsidiary” under and as defined in the Public Note Indentures shall be designated as a “Restricted Subsidiary” under and as defined in the Public Note Indentures unless immediately prior thereto and after giving effect thereto, no Default shall have occurred and be continuing and (z) no new Subsidiary shall be required to pledge and grant a security interest in any of its property after the satisfaction of the Security Release Conditions or to guarantee any of the Guaranteed Obligations under and as defined in the Restricted Company Guarantee and Security Agreement after the satisfaction of the Guarantee Release Conditions.

          (b) Ownership of Subsidiaries. Each Restricted Company will take such action from time to time as shall be necessary to ensure that the percentage of the equity capital of any class or character owned by it in any subsidiary on the date hereof (or, in the case of any newly formed or newly acquired subsidiary, on the date of formation or acquisition) is not at any time decreased, other than by reason of transfers to another Restricted Company. In the event that prior to the satisfaction of the Security Release Conditions any additional shares of stock shall be issued by any subsidiary of any Restricted Company to any Restricted Company, the respective Restricted Company shall forthwith deliver to the Collateral Agent pursuant to the Restricted Company Guarantee and Security Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and take such other action as the Collateral Agent shall request to perfect the security interest created therein pursuant to the Restricted Company Guarantee and Security Agreement.

          (c) Regulatory Matters. If after the date hereof and prior to the satisfaction of the Security Release Conditions there shall be a change in law, or the rules or regulations of the FCC or applicable to any PUC Authorization, the effect of which is to permit the granting of a security interest in the FCC Licenses or such PUC Authorization, the Restricted Companies will, within five Business Days after request therefor by the Collateral Agent (or the Required Lenders through the Collateral Agent) execute and deliver all such instruments and documents, and take such other actions, as shall be necessary or desirable, or that the Collateral Agent (or the Required Lenders) may reasonably request, in order to create and perfect (or to confirm the creation and perfection of) a security interest in the FCC Licenses or such PUC Authorization.

          SECTION 6.10. Designation of Off-Balance Sheet Companies. NCI may at any time after the Restatement Effective Date designate any of the Restricted Companies and any newly-acquired or newly-formed subsidiary of any Restricted Company (any such Restricted Company or newly-acquired or newly-formed subsidiary being herein called a “Prospective Designated Company”) to be an “Off-Balance Sheet Company” for purposes of this Agreement, by delivering to each of the Agents a certificate of a Financial Officer of NCI stating that the conditions set forth in this Section 6.10 have been satisfied with respect to such designation, such conditions being as follows:

     (a) no Restricted Company (i) is directly or indirectly liable for any Indebtedness of such Prospective Designated Company or (ii) has any obligation (x) to subscribe for additional equity interests in such Prospective Designated Company (other than in exchange for the transfer of Off-Balance Sheet Assets in connection with an Off-Balance Sheet Transaction permitted hereunder) or (y) to maintain or preserve such Prospective Designated Company’s financial condition or to cause such Prospective Designated Company to achieve certain levels of operating results, except in the case of either of the foregoing clauses (i) or (ii) to the extent of any Guarantee that, after giving effect to such designation, would be permitted under Section 7.04(b);

     (b) no Restricted Company has made an investment in such Prospective Designated Company, except to the extent of any investment that, after giving effect to such designation, would be permitted under Section 7.04(a);

     (c) if immediately following such designation it is intended that such Prospective Designated Company enter into a transaction (such as incurring Indebtedness from, or granting a Lien to, a third party) that would not be permitted hereunder if such Prospective Designated Company were not designated as an Off-Balance Sheet Company hereunder; and

     (d) such Prospective Designated Company does not at the time of such designation own any property other than Off-Balance Sheet Assets, and cash and incidental property not material in value (in relation to the aggregate assets owned by such Prospective Designated Company); and

     (e) at the time of such designation and after giving effect thereto, no Default shall have occurred and be continuing.

Upon such designation, the Collateral Agent shall take such action, at the expense of the Borrower and as shall be reasonably requested by the Borrower, to release the Prospective

Designated Company so designated from its obligations (if any) as a Guarantor under the Restricted Company Guarantee and Security Agreement, and release all Liens (if any) granted by such Prospective Designated Company to the Collateral Agent pursuant to the Security Documents.

ARTICLE VII

NEGATIVE COVENANTS

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Credit Parties covenant and agree with the Lenders that:

          SECTION 7.01. Indebtedness. No Credit Party will create, incur, issue, assume or permit to exist any Indebtedness or Disqualified Capital Stock, except:

     (a) NCI and the Borrower may create, incur, issue, assume or permit to exist any Indebtedness or Disqualified Capital Stock, provided that, in the case of any incurrence thereof after the Restatement Effective Date, at the time thereof and after giving effect thereto, no Default shall have occurred and be continuing;

     (b) NCI and the Borrower may create, incur, assume or permit to exist Indebtedness hereunder;

     (c) in addition to the Indebtedness permitted under the foregoing clauses (a) and (b), and without restricting the ability of the Borrower to incur the Indebtedness contemplated thereby, any Restricted Company may create, incur, assume or permit to exist:

     (i) Indebtedness hereunder;

     (ii) Indebtedness existing on the Restatement Effective Date and set forth in Schedule 7.01 (and any extensions, renewals or refinancings thereof); and

     (iii) other Indebtedness of the Restricted Companies (other than the Borrower) in an aggregate principal amount not exceeding, at the time of incurrence thereof (or of any extension, renewal or refinancing thereof) and after giving effect thereto, 10% of the stockholders’ equity of NCI (determined on a consolidated basis in accordance with GAAP) so long as,

     (x) at the time of the incurrence and after giving effect to such Indebtedness, no Default shall have occurred and be continuing, and

     (y) NCI shall be in compliance with Section 7.08 on a pro forma basis giving effect to the incurrence of such Indebtedness (the determination of such compliance to be calculated on a pro forma basis, as at the end of and for the applicable period specified in the relevant provisions of Section 7.08 most recently ended prior to the date of the incurrence of such Indebtedness for which financial statements of NCI and the Restricted Companies are available, under the assumption that such Indebtedness had been incurred at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the actual rate of interest in effect for such Indebtedness) and, in the event that the aggregate amount of such Indebtedness shall exceed $100,000,000, NCI shall have delivered to the Administrative Agent a certificate of a Financial Officer showing calculations in reasonable detail to demonstrate compliance with this subclause (y);

     (d) in addition to the Indebtedness permitted under the foregoing clauses (a), (b) and (c), any Restricted Company (including the Borrower) may create, incur, assume or permit to exist Indebtedness to any other Restricted Company (including the Borrower) howsoever arising; and

     (e) in addition to the Indebtedness permitted under the foregoing clauses (a), (b), (c) and (d), unsecured Guarantees by NCI of obligations of the Restricted Companies.

          SECTION 7.02. Liens. NCI will not create, incur, assume or permit to exist any Lien on any shares of stock or other ownership interests in any of the Restricted Companies now owned or hereafter acquired by NCI to secure Indebtedness (the “Relevant Indebtedness”) without making effective provision for securing the Indebtedness of NCI hereunder (and, if NCI shall so determine, any other Indebtedness of NCI which is not subordinated in right of payment to the Indebtedness hereunder) equally and ratably with the Relevant Indebtedness as to such shares of stock and other ownership interests for so long as the Relevant Indebtedness shall be so secured.

          No Restricted Company will create, incur, assume or permit to exist any Lien on any of its assets except:

     (a) Liens created by the Security Documents securing the obligations of the Restricted Companies hereunder, and under the Security Documents;

     (b) Permitted Encumbrances;

     (c) any Lien on any property or asset of any Restricted Company existing on the Restatement Effective Date and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of any Restricted Company and (ii) such Lien shall secure only those obligations that it secures on the Restatement Effective Date (and extensions, renewals and refinancings thereof);

     (d) Liens securing judgments for the payment of money in an amount not resulting (whether immediately or with the passage of time) in an Event of Default under clause (k) of Article VIII;

     (e) any Lien in favor of a special purpose company or Receivable Financier created or deemed to exist pursuant to a Permitted Receivable Financing, but only to the extent such Lien relates to the applicable Off-Balance Sheet Receivables conveyed by the Restricted Companies; and

     (f) additional Liens (including any Liens arising in connection with Sale and Leaseback Transactions and Liens securing financings permitted by Section 7.01(c)(iii)) covering property of the Restricted Companies securing Indebtedness (or obligations under Hedging Agreements or any lease entered into pursuant to a Sale and Leaseback Transaction) in an aggregate amount not exceeding, at the time of incurrence thereof, 10% of Net PP&E (and, for purposes hereof, the amount of the obligations under a lease entered into pursuant to a Sale and Leaseback Transaction shall be deemed to be the Attributable Indebtedness in respect of such Sale and Leaseback Transaction), provided that the aggregate obligations under Hedging Agreements entitled to the benefits of a Lien under this paragraph (f) shall not exceed $300,000,000.

          SECTION 7.03. Fundamental Changes. Prior to the satisfaction of the conditions set forth in Section 10.02(d)(iii), NCI shall not sell, transfer, lease or otherwise dispose of any shares of stock of any of the Restricted Companies owned by it. In addition, NCI (and, if NCI shall become the “Borrower” hereunder as contemplated in Section 10.02(d)(iii), the Borrower) shall not merge or consolidate with any other Person unless (i) at the time thereof, and after giving effect thereto, no Default shall have occurred and be continuing, (ii) either (x) NCI (or, if applicable, the Borrower) shall be the continuing or surviving entity or (y) the continuing or surviving entity shall have assumed all of the obligations of NCI (or, if applicable, the Borrower) hereunder pursuant to an instrument in form and substance satisfactory to the Administrative Agent and shall have delivered such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by NCI pursuant to Section 5.01 upon the Restatement Effective Date or as either Agent shall have requested and (iii) the net worth (determined on a consolidated basis in accordance with GAAP) of the continuing or surviving entity immediately after giving effect thereto shall be greater than or equal to the net worth (so determined) of NCI (or, if applicable, the Borrower) immediately prior to giving effect thereto.

          No Restricted Company will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any cash or other property (including the stock of any of its subsidiaries), whether now owned or hereafter acquired, if, as a result of any such merger, consolidation, sale, transfer, lease or other disposition, the Restricted Companies as a whole shall have disposed of all or substantially all of their assets, except that:

     (a) no such transaction involving less than all or substantially all of the assets of the Restricted Companies as a whole (any such transaction being herein called a “Permitted Transaction”) may be consummated unless, at the time thereof and after giving effect thereto, no Default shall have occurred and be continuing;

     (b) no Permitted Transaction may be consummated between any Restricted Company and NCI or any of its subsidiaries (other than any Restricted Company) unless expressly permitted pursuant to paragraphs (f) and (g) below or pursuant to Section 10.02(d)(iii);

     (c) except as otherwise provided in Section 10.02(d)(iii), in any Permitted Transaction involving the Borrower and any other Restricted Company, the Borrower shall be the continuing or surviving corporation;

     (d) in the case of any Permitted Transaction occurring prior to the satisfaction of the Security Release Conditions and constituting a merger or consolidation involving a Restricted Company and a License Company substantially all of whose assets consist of FCC Licenses or PUC Authorizations, the surviving entity in such merger is a License Company substantially all of whose assets consist of FCC Licenses or PUC Authorizations;

     (e) in the case of any Permitted Transaction occurring prior to the satisfaction of the Security Release Conditions and constituting a sale, transfer, lease or other disposition of assets by a License Company, substantially all of whose assets consist of FCC Licenses or PUC Authorizations, to a Restricted Company, the acquiror of such assets (after giving effect to such acquisition) is a License Company substantially all of whose assets consist of FCC Licenses or PUC Authorizations;

     (f) a Permitted Transaction consisting of a sale by the Restricted Companies of Off-Balance Sheet Equipment to an Off-Balance Sheet Company or other Person shall be for cash in an amount not less than the original purchase price or acquisition cost for such Off-Balance Sheet Equipment paid by the Restricted Companies;

     (g) a Permitted Transaction consisting of a sale or other transfer by the Restricted Companies of Off-Balance Sheet Assets in connection with Off-Balance Sheet Transactions (excluding, however, Off-Balance Sheet Equipment sold in accordance with the provisions of clause (f) above), shall be permitted only so long as (x) any such sale of

Off-Balance Sheet Receivables qualifies as a Permitted Receivable Financing, (y) on any date the Maximum Receivables Exposure, together with the aggregate amount of Off-Balance Sheet Equipment that shall have been transferred and which remains in use, shall not exceed $1,000,000,000 and (z) such sale is effected pursuant to documentation and in a manner that is consistent with the requirements of the Public Notes and that, in the judgment of each of the Agents, will not adversely affect the restrictions imposed by this Article VII; and

     (h) in the case of any Permitted Transaction with third parties, the consideration received by the Restricted Companies in such Permitted Transaction for the property and other assets sold, transferred, leased or otherwise disposed of shall be an amount not less than the fair market value of such property or other assets.

          Notwithstanding the foregoing, subject to Section 7.05, any Restricted Company may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any cash or other property (including the stock of any of its subsidiaries), whether now owned or hereafter acquired, in connection with a Re-Banding Spectrum Transaction.

          SECTION 7.04. Investments and Acquisitions, Etc.

          (a) Investments and Acquisitions, Etc. No Restricted Company will purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit from any other Person unless, at the time thereof and after giving effect thereto, no Default shall have occurred and be continuing. Notwithstanding the foregoing, any Restricted Company may make:

     (i) Permitted Investments;

     (ii) investments in the capital stock of other Restricted Companies, and investments (whether consisting of equity interests, or debt or other securities) received upon or as a result of any transfer of Off-Balance Sheet Assets to any Person to the extent such transfer is permitted under Section 7.03(g);

     (iii) loans or advances made to any other Restricted Company; and

     (iv) acquisitions of FCC Licenses, or the stock of entities substantially all of whose assets are FCC Licenses, pursuant to the Re-Banding Order.

          (b) Guarantees. Prior to the satisfaction of the Guarantee Release Conditions, no Restricted Company will Guarantee any obligations of any other Person, except Guarantees constituting Indebtedness permitted by Section 7.01 and Guarantees by any Restricted Company of any other Restricted Company.

          SECTION 7.05. Restricted Payments. No Restricted Company will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment consisting of any cash or other property, except:

     (a) any Restricted Company may make Restricted Payments to the extent necessary to make required payments under the Overhead Services Agreement, and required tax distributions under the Tax Sharing Agreement;

     (b) so long as at the time thereof, and after giving effect thereto, no Default shall have occurred and be continuing, any Restricted Company that is a subsidiary of NCI may make Restricted Payments to NCI to the extent necessary (i) to enable NCI to make (or to reimburse NCI within 90 days of the making of) scheduled payments of principal and interest on the Public Notes and (ii) to enable NCI to make scheduled payments of current dividends (but not redemptions) of Disqualified Capital Stock outstanding on the date hereof (and any additional shares of Disqualified Capital Stock of any class issued as dividends in respect of shares of Disqualified Capital Stock of such class) that are Payable in Cash;

     (c) in addition to the Restricted Payments permitted under clauses (a), (b), (d) and (e) of this Section, during any fiscal year, so long as at the time thereof, and after giving effect thereto, no Default shall have occurred and be continuing, any Restricted Company may make Restricted Payments, provided that the aggregate amount of all such Restricted Payments in any fiscal year (the “current fiscal year”) shall not exceed 100% of Net Income (determined before unusual gains or losses) for the fiscal year immediately preceding the current fiscal year;

     (d) in addition to the Restricted Payments permitted under clauses (a), (b), (c) and (e) of this Section 7.05, so long as at the time thereof, and after giving effect thereto, no Default shall have occurred and be continuing, the Borrower may make Restricted Payments, provided that the aggregate amount of all such Restricted Payments made pursuant to this paragraph (d) shall not exceed on any date, taking into account all previous Restricted Payments under this paragraph (d), the sum of (i) $1,700,000,000 plus (ii) the aggregate amount of Additional Cash Equity Capital on such date; and

     (e) in addition to the Restricted Payments permitted under the foregoing clauses (a), (b), (c) and (d), so long as at the time thereof, and after giving effect thereto, no Default shall have occurred and be continuing, the Borrower may make Re-Banding Restricted Payments, provided that the aggregate amount of all such Restricted Payments made pursuant to this paragraph (e) shall not exceed on any date, taking into account all previous Re-Banding Restricted Payments under this paragraph (e), the aggregate amount of Additional Spectrum Equity Capital on such date.

          SECTION 7.06. Transactions with Affiliates. Except as expressly permitted by this Agreement, no Restricted Company will sell, lease or otherwise transfer any cash or other property to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

     (a) at prices and on terms and conditions not less favorable to such Restricted Company than could be obtained on an arm’s-length basis from unrelated third parties,

     (b) transactions between or among the Restricted Companies not involving any other Affiliate,

     (c) any Restricted Payment permitted by Section 7.05 (including pursuant to any Re-Banding Spectrum Transaction), and

     (d) as contemplated by the Overhead Services Agreement and the Tax Sharing Agreement.

          SECTION 7.07. Restrictive Agreements. No Restricted Company will directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Restricted Company to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Company to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Restricted Company or to Guarantee Indebtedness of any other Restricted Company; provided that

     (i) the foregoing shall not apply to restrictions and conditions (w) imposed by law or by this Agreement or the other Loan Documents, (x) existing on the Restatement Effective Date identified in Schedule 7.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (y) consisting of customary restrictions on transfers of site leases, or (z) contained in agreements relating to the sale of a Restricted Company pending such sale, provided such restrictions and conditions apply only to the Restricted Company or assets that are to be sold and such sale is permitted hereunder and

     (ii) clause (a) above shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (y) customary provisions in leases and other contracts restricting the assignment thereof.

          SECTION 7.08. Financial Covenants.

          (a) Total Indebtedness to Cash Flow Ratio. NCI will not permit the Total Indebtedness to Cash Flow Ratio to exceed 4.00 to 1 at any time.

          (b) Interest Coverage Ratio. NCI will not permit the Interest Coverage Ratio to be less than 3.00 to 1 at any time.

          SECTION 7.09. Lines of Business, Etc.

          (a) Business Activities. No Restricted Company will engage to any substantial extent in any line or lines of business activity other than the communications business, and businesses reasonably related thereto.

          (b) License Companies. At any time prior to the satisfaction of the Security Release Conditions, the Restricted Companies will not at any time permit any FCC Licenses and PUC Authorizations (including any thereof acquired after the date hereof, but excluding any PUC Authorizations issued by PUC’s in any jurisdiction that prohibits the actions contemplated by this paragraph (b)) to be held by any First Tier Restricted Company, provided that with respect to any FCC Licenses and PUC Authorizations acquired by any First Tier Restricted Company after the date hereof pursuant to an acquisition permitted hereunder, such First Tier Restricted Company will cause such FCC Licenses and PUC Authorizations to the extent necessary to be transferred as provided in this paragraph (b) no later than the date 90 days after the respective acquisition date therefor.

ARTICLE VIII

EVENTS OF DEFAULT

     If any of the following events (“Events of Default”) shall occur:

     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VIII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

     (c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with this Agreement or any of the other Loan Documents or any amendment or modification hereof or thereof (or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof) shall prove to have been incorrect when made or deemed made in any material respect;

     (d) the Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the existence of the Restricted Companies) or 6.09, or Article VII, or in Section 5.01 or 6.02 of the Restricted Company Guarantee and Security Agreement;

     (e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b), (c) or (d) of this Article VIII), and such failure shall continue unremedied for a period of thirty or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

     (f) any Credit Party (or any subsidiary of any Restricted Company, other than an Excluded Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party (or any subsidiary of any Restricted Company) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party (or any subsidiary of any Restricted Company) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (i) any Credit Party (or any subsidiary of any Restricted Company) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VIII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party (or any subsidiary of any Restricted Company) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (j) any Credit Party (or any subsidiary of any Restricted Company) shall become unable, admit in writing or fail generally to pay its debts as they become due;

     (k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against any one or more of the Credit Parties (or any subsidiary of any Restricted Company) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party (or any subsidiary of any Restricted Company) to enforce any such judgment;

     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

     (m) a proceeding shall have been initiated by or before, or any action shall have been taken by, the FCC, a PUC, a court of competent jurisdiction, or other Governmental Authority which has resulted in the cancellation, non-renewal or adverse modification of any one or more FCC Licenses, radio channels authorized under FCC Licenses or PUC Authorizations held by one or more of the Restricted Companies or any of their subsidiaries that, in the aggregate, in the judgment of the Required Lenders, has resulted or are reasonably likely to result in a Material Adverse Effect;

     (n) prior to the satisfaction of the Guarantee Release Conditions, any FCC License or PUC Authorization, or any other material operating assets, rights or other property, relating to the operation of all or any part of the Mobile Communications Business of any of the Restricted Companies (excluding, however, the Non-Core Assets) shall be held by NCI or any of the Unrestricted Companies, other than any FCC Licenses or PUC Authorizations that (i) are held by an Unrestricted Subsidiary as of the Restatement Effective Date, as set forth on Schedule VIII(n), or (ii)(A) are acquired by Unrestricted Companies after the date hereof, (B) are not material to the Mobile Communications Business of the Restricted Companies, (C) are subject to management agreements in favor of the Restricted Companies and (D) do not relate to a portion of the Mobile Communications Business of the Restricted Companies representing more than 5% of the aggregate Operating Cash Flow; provided that, the foregoing shall not apply to any FCC License or PUC Authorization issued in connection with a Re-Banding Spectrum Transaction (or to any assets, rights or other property related thereto whether or not used in connection with the Mobile Communications Business of the Restricted Companies);

     (o) any of the following shall occur prior to the satisfaction of the Security Release Conditions: (i) the Liens created by the Security Documents shall at any time, with respect to any material portion of the property of the Restricted Companies, not constitute valid and perfected Liens on the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent for the benefit of the Lenders hereunder, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents); (ii) except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated, or shall cease to be in full force and effect, with respect to any material portion of the property of the Restricted Companies; or (iii) the enforceability of any of the Security Documents shall be contested by any Credit Party; or

     (p) (i) the enforceability of the Guarantee of NCI set forth in Article III shall be contested by NCI or (ii) prior to the satisfaction of the Guarantee Release Conditions, the enforceability of any Guarantee of any Restricted Company set forth in the Restricted Company Guarantee and Security Agreement shall be contested by such Restricted Company;

then, and in every such event (other than an event with respect to any Credit Party described in clause (h) or (i) of this Article VIII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Credit Party described in clause (h) or (i) of this Article VIII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

          In addition to the foregoing, at any time after the occurrence and during the continuance of an Event of Default, the Issuing Bank(s) in respect of any Letter of Credit may at the request of the Required Lenders send a notice of termination to the beneficiary under such Letter of Credit to the extent permitted under the terms of such Letter of Credit.

ARTICLE IX

THE AGENTS

          Each of the Lenders and each Issuing Bank hereby irrevocably appoints each of the Administrative Agent (which appointment, in the case of the Administrative Agent, is of JPMorgan Chase Bank, as successor to Toronto Dominion (Texas) Inc.) and the Collateral Agent as its agent and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

          JPMorgan Chase Bank shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though JPMorgan Chase Bank were not the Administrative Agent or the Collateral Agent, and any bank serving in the capacity of Administrative Agent or Collateral Agent from time to time and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any subsidiary or other Affiliate of any thereof as if it were not such Agent hereunder.

          Neither Agent shall have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that such Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its respective subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or, if provided herein, with the consent or at the request of the Required Lenders of a particular Class, or in the absence of its own gross negligence or wilful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower, a Lender or the other Agent, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

          Neither Agent shall, except to the extent expressly instructed by the Required Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document.

          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          Either Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by such Agent. Either Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

          Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as the case may be, as provided in this paragraph, either Agent may resign at any time by notifying the Lenders, each Issuing Bank, the Borrower and the other Agent. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent, and the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Collateral Agent. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Agent, and such retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent or Collateral Agent, as the case may be.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder.

          Anything herein to the contrary notwithstanding, none of the Bookrunner, Lead Arranger, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any duties or responsibilities under this Agreement, except in their capacity, if any, as Agents or Lenders hereunder.

ARTICLE X

MISCELLANEOUS

          SECTION 10.01. Notices.

          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (i) if to NCI or the Borrower, to it at 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention Richard Lindahl, Vice President and Treasurer (Telecopy No. 703-433-4414);

     (ii) if to any Restricted Company other than the Borrower, to such Restricted Company care of the Borrower at the address for notices indicated in clause (a) above;

     (iii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-8069, Attention: Gloria Javier (Telephone No. (713) 750-7919; Telecopy No. (713) 750-2378), with a copy to it at 270 Park Avenue, 4th Floor, New York 10017, Attention: Tracey Navin Ewing (Telephone No. 212-270-8916; Telecopy No. 212-270-4584));

     (iv) if to the Collateral Agent, to it at 270 Park Avenue, 4th Floor, New York, New York 10017, Attention Tracey Navin Ewing (Telephone No. 212-270-8916; Telecopy No. 212-270-4584); and

     (v) if to any Lender (including any Lender in its capacity as an Issuing Bank hereunder), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

          (b) Electronic Notification. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c) Modifications to Notice Provisions. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 10.02. Waivers; Amendments.

          (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by either Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Restricted Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Agent, any Lender or the respective Issuing Bank may have had notice or knowledge of such Default at the time.

          (b) Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Restricted Companies and the Required Lenders or by the Restricted

Companies and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

     (i) increase any Commitment of any Lender without the written consent of such Lender;

     (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

     (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of reduction or expiration of any Commitment, without the written consent of each Lender affected thereby;

     (iv) change Section 2.16(c) or 2.16(d), without the written consent of each Lender affected thereby;

     (v) change any of the provisions of this Section 10.02 or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender; or

     (vi) release NCI from its obligations in respect of its Guarantee under Article III, without the written consent of each Lender;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of either Agent or any Issuing Bank hereunder without the prior written consent of such Agent or Issuing Bank, as the case may be and (B) to the extent specified in Section 2.01(c), this Agreement may be amended to establish Incremental Facility Loan Commitments of any Series pursuant to an Incremental Facility Amendment executed between the Borrower, the relevant Lenders of such Series, the Administrative Agent and the Collateral Agent, and, and any such Incremental Facility Amendment shall not require the consent of any other party to this Agreement.

           In connection with any waiver, amendment or other modification to this Agreement, the Administrative Agent shall be permitted to establish a “record date” to determine which Lenders are to be entitled to participate in consenting to such waiver, amendment or modification (it being understood that Persons that become “Lenders” under this Agreement after such “record date” pursuant to an assignment in accordance with Section 10.04 shall not be entitled to participate in such consent), provided that in no event shall such “record date” be a date more than 10 days earlier than the date such waiver, amendment or modification is distributed to the Lenders for execution.

          Anything in this Agreement to the contrary notwithstanding, (A) no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class, unless the Required Lenders of the affected Class shall have concurred with such waiver or modification, and (B) no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class disproportionately when compared to the Lenders of all other Classes shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, provided that nothing in this clause (B) shall override any provision in this Agreement or the other Loan Documents that expressly permits any action to be taken, or waiver to be given, by the Required Lenders.

          (c) Amendments to Security Documents. Except as provided in Section 10.02(d), no Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (including any increase in Loans hereunder) except pursuant to an agreement or agreements in writing entered into by the Restricted Companies party thereto, and by the Collateral Agent with the consent of the Required Lenders; provided that, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the Restricted Companies from their respective obligations under the Security Documents and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Restricted Company Guarantee and Security Agreement from their guarantee obligations thereunder, except that (A) no such consent shall be required, and the Collateral Agent is hereby authorized (and so agrees with the Restricted Companies), to release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented and (B) no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent without the prior written consent of the Collateral Agent.

          (d) Certain Release and Other Events. Anything in this Agreement (including this Section 10.02) to the contrary notwithstanding,

     (i) upon the satisfaction of the Security Release Conditions and delivery of a certificate of a Financial Officer to such effect to each Agent, the Collateral Agent is hereby authorized and directed to take such action at the request and expense of the

Borrower as shall be necessary to (x) release the pledge and grant of a security interest pursuant to the Security Documents in any property of the Restricted Companies as collateral security for any of the “Secured Obligations” under and as defined in the Restricted Company Guarantee and Security Agreement and (y) amend the Restricted Company Guarantee and Security Agreement to remove any representations or covenants therein that are applicable to the collateral security specified therein, and no such action shall require the consent of any other party to this Agreement,

     (ii) upon the satisfaction of the Guarantee Release Conditions and delivery of a certificate of a Financial Officer to such effect to each Agent, the Guarantees set forth in the Restricted Company Guarantee and Security Agreement shall be automatically released and the Collateral Agent is hereby authorized and directed to take such action at the request and expense of the Borrower as shall be necessary to evidence such release and to terminate irrevocably the Restricted Company Guarantee and Security Agreement, and no such action shall require the consent of any other party to this Agreement and

     (iii) subject to obtaining the prior written consent of the Required Lenders, at any time after the satisfaction of the Security Release Conditions either (x) the Borrower may be merged with or into NCI (and, to the extent that NCI shall be the continuing or surviving corporation, NCI shall be substituted as the “Borrower” hereunder) or (y) NCI may be designated as the “Borrower” hereunder, it being understood that, in the case of either such clause (x) or (y), NCI shall deliver to the Administrative Agent such proof of corporate action, incumbency of officers and other documents (including opinions of counsel) as are consistent with those delivered by each Restricted Company pursuant to Section 5.01 upon the Restatement Effective Date or as either Agent shall have requested.

          SECTION 10.03. Expenses; Indemnity; Damage Waiver.

          (a) Costs and Expenses. The Credit Parties jointly and severally agree to pay, or reimburse the Agents for paying, (i) all reasonable out-of-pocket expenses incurred by the Arrangers and the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of Special Counsel and the reasonable fees and expenses of FCC counsel, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all amounts that the Collateral Agent is required to make under any indemnity issued to any bank with which deposit arrangements are entered into pursuant to the Restricted Company Guarantee and Security Agreement, (iv) all out-of-pocket expenses incurred by either Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for such Agent, Issuing Bank or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (v) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

          (b) Indemnification by Credit Parties. The Credit Parties jointly and severally agree to indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials or RF Emissions on or from any property owned or operated by any Credit Party or any of their subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

          (c) Reimbursement by Lenders. To the extent that the Credit Parties fail to pay any amount required to be paid by them to either Agent under paragraph (a) or (b) of this Section 10.03, each Lender severally agrees to pay to such Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such. To the extent that the Credit Parties fail to pay any amount required to be paid by them to any Issuing Bank under paragraph (a) or (b) of this Section 10.03, each Revolving Credit Lender severally agrees to pay to such Issuing Bank such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Bank in its capacity as such. Nothing herein shall be deemed to limit the obligations of the Credit Parties under paragraph (b) above to reimburse the Lenders for any payment made under this paragraph (c).

          (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Credit Parties shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) Payments. All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.

          SECTION 10.04. Successors and Assigns.

          (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby including any Affiliate of the Issuing Bank that issues any Letter of Credit, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby including any Affiliate of any Issuing Bank that issues any Letter of Credit, Participants (to the extent provided in paragraph (c) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders.

          (i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, and the Loans, at the time held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment of any Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund or (y) an assignment of any Commitments of any Class to an assignee that is a Lender with Commitments of such Class immediately prior to giving effect to such assignment; and

     (C) each Issuing Bank, in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Revolving Credit Lender’s obligations in respect of its LC Exposure.

          (ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitments of any Class (including Loans of such Class), or Term Loans of any Class as to which there are no outstanding Commitments, the amount of the Commitment or Loans of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and treating related Approved Funds as one assignee for this purpose) shall not be less than U.S. $5,000,000 ($1,000,000 in the case of assignments of Term Loans) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 10.04.

          (c) Maintenance of Register by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements held by, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by said paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Participations.

          (i) Participations Generally. Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans held by it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e)(ii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(d) as though it were a Lender.

          (ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

          (g) No Assignments to Borrower or Affiliates. Anything in this Section 10.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Disbursement held by it hereunder to the Borrower or any of its Affiliates or subsidiaries without the prior consent of each Lender.

          SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.13, 2.14, 2.15 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, any assignment or participation pursuant to Section 10.04 (with respect to matters arising prior to such assignment or participation), the repayment of the

Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

          SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to either Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 10.08 are in addition to any other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Submission to Jurisdiction. Each party hereto (other than any Lender that is an agency of a Governmental Authority) hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that either Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

          (c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

          SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 10.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any pledgee referred to in Section 10.04(f) or any direct or indirect contractual counterparty in swap agreements (or to such pledgee or contractual counterparty’s professional advisor), so long as such pledgee or contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 10.12, (c) to the extent requested by any regulatory authority (including the NAIC), (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (e) to any other party to this Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (g) subject to the execution and delivery of an agreement containing provisions substantially the same as those of this Section 10.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. Unless specifically prohibited by applicable law or court order, each Lender and Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any Information (A) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or (B) pursuant to legal process (including agency subpoenas) and, at the expense of the Borrower, will cooperate with reasonable efforts by the Borrower to seek a protective order or other assurances that confidential treatment will be accorded such Information.

          For the purposes of this Section 10.12, “Information” means all information received from the Borrower relating to the Credit Parties or their business, other than any such information that is available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          SECTION 10.13. Designation as Credit Facility. NCI hereby designates each of the Commitments and Loans hereunder as the “Credit Facility” under and for all purposes of the Public Note Indentures. In that connection, NCI hereby represents and warrants as of the date hereof that there is not currently in effect any designation of any other credit facility as a “Credit Facility” under any of the Public Note Indentures (other than, for periods prior to the Restatement Effective Date, the Existing Credit Agreement). NCI further agrees that, until the principal of and interest on all of the Loans have been paid in full and all of the Commitments terminated, it will not designate any credit facility (other than the Commitments and Loans hereunder pursuant to this Section 10.13) as a “Credit Facility” for purposes of any of the Public Note Indentures.

          SECTION 10.14. Release of Recordings in Real Estate Records. Each of the Lenders by its signature below hereby authorizes and directs the Collateral Agent to release any recordings of the Liens created under the Restricted Company Guarantee and Security Agreement (or under the Existing Restricted Company Guarantee and Security Agreement, or Prior Existing Restricted Company Guarantee and Security Agreement, under and as defined therein, or otherwise pursuant to the Existing Credit Agreement) to the extent made in the real estate records of any jurisdiction, it being understood that it is the intent of this Agreement and of the Restricted Company Guarantee and Security Agreement that the only filings and recordings required to be made in respect of the Liens created pursuant to the Restricted Company Guarantee and Security Agreement shall, unless requested by the Collateral Agent pursuant to Section 6.11 of the Restricted Company Guarantee and Security Agreement, be the filing of non-fixture Uniform Commercial Code financing statements (or “transmitting utility” filings under the Uniform Commercial Code).

          SECTION 10.15. Record Date. Pursuant to the penultimate paragraph of Section 10.02(b) of the Existing Credit Agreement, the Administrative Agent has established June 18, 2004 as the “record date” in connection with this Agreement.

          SECTION 10.16. Amendment No. 4. It is the intent of the parties hereto that this Agreement supersede the consents set forth in Section 3 of Amendment No. 4 and that, accordingly, such consents shall no longer be applicable.

          SECTION 10.17. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it may be required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act. The U.S. Federal Tax Identification No. of the Borrower is 52-1616695.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEXTEL COMMUNICATIONS, INC.
By:	/s/ Richard S. Lindahl
	Name:	Richard S. Lindahl
	Title:	Vice President & Treasurer

RESTRICTED COMPANIES

NEXTEL FINANCE COMPANY
By:	/s/ Richard S. Lindahl
	Name:	Richard S. Lindahl
	Title:	Vice President & Treasurer

BOOST MOBILE, LLC
By:	/s/ Richard S. Lindahl
	Name:	Richard S. Lindahl
	Title:	Assistant Treasurer

FCI 900, Inc.
NEXTEL BOOST OF CALIFORNIA, LLC
NEXTEL COMMUNICATIONS OF
THE MID-ATLANTIC, INC.
NEXTEL OF CALIFORNIA, INC.
NEXTEL LICENSE ACQUISITION CORP.
NEXTEL LICENSE HOLDINGS 1, INC.
NEXTEL LICENSE HOLDINGS 2, INC.
NEXTEL LICENSE HOLDINGS 3, INC.
NEXTEL LICENSE HOLDINGS 4, INC.
NEXTEL LICENSE HOLDINGS 5, INC.
NEXTEL OF NEW YORK, INC.
NEXTEL OPERATIONS, INC.
NEXTEL OF PUERTO RICO, INC.
NEXTEL SOUTH CORP.
NEXTEL OF TEXAS, INC.
NEXTEL SYSTEMS CORP.
NEXTEL WEST CORP.
NEXTEL WEST SERVICES, LLC

By:	/s/ Richard S. Lindahl
	Name:	Richard S. Lindahl
	Title:	Vice President & Treasurer

JPMORGAN CHASE BANK, as successor
Administrative Agent and as Collateral
Agent and on behalf of the Tranche E Term
Loan Lenders pursuant to authority
separately granted to JPMorgan Chase
Bank, as successor Administrative Agent

By:	/s/ James Stone
	Name:	James Stone
	Title:	Managing Director

REVOLVING CREDIT LENDERS

JPMORGAN CHASE BANK
By:	/s/ James Stone
	Name:	James Stone
	Title:	Managing Director

REVOLVING CREDIT LENDERS

CITICORP USA, INC.
By:	/s/ Freddy Boom
	Name:	Freddy Boom
	Title:	Director

REVOLVING CREDIT LENDERS

Wachovia Bank, N.A.
By:	/s/ Michael McOuffie
	Name:	Michael McOuffie
	Title:	Vice President

REVOLVING CREDIT LENDERS

THE BANK OF NOVA SCOTIA
By:	/s/ P.A. Weissenberger
	Name:	P.A. Weissenberger
	Title:	Authorized Signatory

REVOLVING CREDIT LENDERS

BANK OF AMERICA, N.A.
By:	/s/ Michael Pavell
	Name:	Michael Pavell
	Title:	Principal

REVOLVING CREDIT LENDERS

BARCLAYS BANK PLC
By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	Director

REVOLVING CREDIT LENDERS

SOCIETE GENERALE
By:	/s/ Mark Vigil
	Name:	Mark Vigil
	Title:	Managing Director

REVOLVING CREDIT LENDERS

Bear Stearns Corporate Lending Inc.
By:	/s/ David Glaser
	Name:	David Glaser
	Title:	President

REVOLVING CREDIT LENDERS

Goldman Sachs Credit Partners L.P.
By:	/s/ Robert Wagner
	Name:	Robert Wagner
	Title:	Authorized Signatory

REVOLVING CREDIT LENDERS

The Royal Bank of Scotland Plc
By:	/s/ David Lucas
	Name:	David Lucas
	Title:	Senior Vice President

REVOLVING CREDIT LENDERS

Sumitomo Mitsui Banking Corporation
By:	/s/ Leo E. Pagarigan
	Name:	Leo E. Pagarigan
	Title:	Senior Vice President

REVOLVING CREDIT LENDERS

CREDIT SUISSE FIRST BOSTON Acting through its Cayman Islands Branch
By:	/s/ Thomas S. Hall
	Name:	Thomas S. Hall
	Title:	Vice President

By:	/s/ David Dodd
	Name:	David Dodd
	Title:	Associate

REVOLVING CREDIT LENDERS

Commerzbank AG, New York and Grand Cayman Branches
By:	/s/ Robert S. Taylor
	Name:	Robert S. Taylor
	Title:	Senior Vice President

By:	/s/ Andrew P. Lusk
	Name:	Andrew P. Lusk
	Title:	Vice President

REVOLVING CREDIT LENDERS

COOPERATIEVE CENTRAL RAIFFEISEN- BOERENLEEN BANK B.A., “RABOBANK NEDERLAND,” NEW YORK BRANCH
By:	/s/ Kimberly Miller
	Name:	Kimberly Miller
	Title:	Vice President

By:	/s/ Bret Delfino
	Name:	Bret Delfino
	Title:	Executive Director

REVOLVING CREDIT LENDERS

MIZUHO CORPORATE BANK, LTD.
By:	/s/ Yuichi Hirashima
	Name:	Yuichi Hirashima
	Title:	Deputy General Manager

REVOLVING CREDIT LENDERS

BANK OF TOKYO-MITSUBISHI TRUST COMPANY
By:	/s/ Anna Bezdenezhnykh Guiller
	Name:	Anna Bezdenezhnykh Guiller
	Title:	Vice President

REVOLVING CREDIT LENDERS

HARRIS NESBITT FINANCING, INC.
By:	/s/ Michael Silverman
	Name:	Michael Silverman
	Title:	Managing Director

REVOLVING CREDIT LENDERS

The Bank of New York
By:	/s/ Michael E. Masters
	Name:	Michael E. Masters
	Title:	Vice President

REVOLVING CREDIT LENDERS

Co Bank, ACB
By:	/s/ Ted Koerner
	Name:	Ted Koerner
	Title:	Vice President

REVOLVING CREDIT LENDERS

UBJ Bank Limited
By:	/s/ John T. Feeney
	Name:	John T. Feeney
	Title:	Vice President

REVOLVING CREDIT LENDERS

U.S. Bank National Association
By:	/s/ John T. Pearson
	Name:	John T. Pearson
	Title:	Vice President

REVOLVING CREDIT LENDERS

Bank Leumi USA
By:	/s/ Joung Hee Hong
	Name:	Joung Hee Hong
	Title:	Vice President

REVOLVING CREDIT LENDERS

E. Sun Commercial Bank, Ltd., Los Angeles Branch
By:	/s/ Peter Shih
	Name:	Peter Shih
	Title:	Chief Financial Officer

REVOLVING CREDIT LENDERS

WEBSTER BANK, NATIONAL ASSOCIATION
By:	/s/ Elisabeth V. Piker
	Name:	Elisabeth V. Piker
	Title:	Vice President

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

[1]	Select as applicable.

3.	Borrower:	Nextel Finance Company

4.	Administrative Agent:	JPMorgan Chase Bank, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of July [__], 2004 among Nextel Communications, Inc., Nextel Finance Company, the Lenders parties thereto and JPMorgan Chase Bank, as Administrative Agent for the Lenders, and the other agents parties thereto

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned[2]	Commitment/Loans[3]	CUSIP Number
Revolving Credit Commitment	$	$	%
Tranche E Term Loan	$	$	%

[7.	Trade Date:	][4]

Effective Date:	_________ __, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, as
  Administrative Agent

By

Title:

Consented to:

NEXTEL FINANCE COMPANY

By

Title:

[Add consents of Issuing Banks, if applicable]

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

     1. Representations and Warranties.

     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made by any Credit Party in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements, if any, to be an Assignee eligible under the Credit Agreement to acquire the Assigned Interest (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements of NCI and the Borrower delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is properly completed and executed documentation prescribed by applicable law as will permit payments to be made under the Credit Agreement without withholding or at a reduced rate; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[Form of Opinion of Special Counsel]

July [__], 2004

To the Lenders and the
  Agents Party to the Credit
  Agreement Referred to Below

Ladies and Gentlemen:

          We have acted as special New York counsel to JPMorgan Chase Bank, as Administrative Agent, in connection with the credit facilities contemplated by the Second Amended and Restated Credit Agreement dated as of July [   ], 2004 (as amended and in effect on the date hereof, the “Credit Agreement”) among Nextel Communications, Inc. (“NCI”), Nextel Finance Company (the “Borrower”), the Lenders named therein and JPMorgan Chase Bank, as Administrative Agent and Collateral Agent. Terms defined in the Credit Agreement are used herein as defined therein. This opinion is being delivered pursuant to Section 5.01(c) of the Credit Agreement.

          In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

          (a) the Credit Agreement; and

          (b) the Restricted Company Guarantee and Security Agreement.

          The agreements, instruments and other documents referred to in the foregoing lettered clauses are collectively referred to as the “Credit Documents”.

          In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Documents.

          In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

(i)	such documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Credit Parties) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents (except that, in the case of the Tranche E Term Loan Lenders, we assume only that Tranche E Term Loan Lenders constituting the Required Tranche E Term Loan Lenders have authorized the Administrative Agent to execute and deliver the Credit Agreement on their behalf);

(ii)	all signatories to such documents have been duly authorized; and

(iii)	all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

          In addition, we have assumed that upon delivery of this legal opinion, all of the conditions precedent set forth in Article V of the Credit Agreement to the effectiveness of the Credit Agreement shall have been satisfied.

          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

      1. Each of the Credit Documents constitutes the legal, valid and binding obligation of each Credit Party party thereto, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

      2. The Restricted Company Guarantee and Security Agreement is effective to create, in favor of the Collateral Agent for the benefit of the Collateral Agent and the Lenders, a valid security interest under the Uniform Commercial Code as in effect in the State of New York (the “Uniform Commercial Code”) in all of the right, title and interest of each Restricted Company in, to and under the Collateral (as defined in the Restricted

Company Guarantee and Security Agreement) as collateral security for the payment when due of the Secured Obligations (as so defined) of such Restricted Company, except that (a) such security interest will continue in Collateral after its sale, exchange or other disposition only to the extent provided in Sections 9-315 of the Uniform Commercial Code and (b) such security interest in any portion of such Collateral in which a Restricted Company acquires rights after the commencement of a case under the Bankruptcy Code in respect of such Restricted Company may be limited by Section 552 of the Bankruptcy Code.

      3. The security interest referred to in paragraph 2 above in that portion of the Collateral consisting of a Certificated Security represented by a Security Certificate in bearer form or in registered form Indorsed to the Collateral Agent or in blank by an effective Indorsement or registered in the name of the Collateral Agent will, upon the creation of such security interest, be perfected by the Collateral Agent taking possession in the State of New York of such Security Certificate, and such perfected security interest will remain perfected thereafter so long as such Security Certificate is retained by the Collateral Agent in its possession in the State of New York.

      The foregoing opinions are subject to the following comments and qualifications:

      (A) The enforceability of Section 10.03 of the Credit Agreement (and any similar provisions in any of the other Credit Documents) may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

      (B) Clause (iii) of the second sentence of Section 3.02 of the Credit Agreement and clause (iii) of the second sentence of Section 2.02 of the Restricted Company Guarantee and Security Agreement may not be enforceable to the extent that the Guaranteed Obligations (under and as defined in the Credit Agreement and the Restricted Company Guarantee and Security Agreement, respectively) are materially modified.

      (C) The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

      (D) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.16(d) of the Credit Agreement, (iii) the first sentence of Section 10.09(b) of the Credit Agreement (and any similar provisions in any of the other Credit Documents), insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Loan Documents, (iv) the waiver of inconvenient forum set forth in Section 10.09(c) of the Credit Agreement (and any similar provisions in any of the other Loan Documents) with respect to proceedings in the United States District Court for the Southern District of New York, (v) Section 3.06 of the Credit Agreement and Section 2.06 of the Restricted Company Guarantee and Security Agreement and (vi) Section 2.09 of the Restricted Company Guarantee and Security Agreement.

      (E) We express no opinion as to the applicability to the obligations of any Restricted Company (or the enforceability of such obligations) of Section 548 of the Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations or of the provisions of the law of the jurisdiction of incorporation of any Restricted Company restricting dividends, loans or other distributions by a corporation for the benefit of its stockholders.

      (F) We wish to point out that the obligations of the Restricted Companies, and the rights and remedies of the Collateral Agent under the Restricted Company Guarantee and Security Agreement may be subject to possible limitations upon the exercise of remedial or procedural provisions contained in the Restricted Company Guarantee and Security Agreement, provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion letter), make the remedies and procedures that will be afforded to the Collateral Agent and the Lenders inadequate for the practical realization of the substantive benefits purported to be provided to the Collateral Agent and the Lenders by the Restricted Company Guarantee and Security Agreement.

      (G) Except as provided in paragraphs 2 and 3 above, we express no opinion as to the creation, perfection or priority of any security interest in (or other lien on) any Collateral. In addition, (i) we express no opinion as to the creation, perfection or priority of any security interest in any Collateral as to which, pursuant to Section 9-109 of the Uniform Commercial Code, Article 9 of the Uniform Commercial Code does not apply, (ii) with respect to paragraph 2 above, we express no opinion as to the creation of any security interest in timber to be cut or commercial tort claims (as defined in Section 9-102(a)(13) of the Uniform Commercial Code and (iii) with respect to paragraph 3 above, we express no opinion as to the perfection of any security interest in (A) commercial tort claims, (B) timber to be cut, (C) uncertificated securities (as defined in Section 8-102(a)(18) of the Uniform Commercial Code), (D) fixtures, (E) Collateral covered by a certificate of title, (F) deposit accounts (as defined in Section 9-102(a)(29) of the

Uniform Commercial Code) or letter-of-credit rights (as defined in Section 9-102(a)(51) of the Uniform Commercial Code) of or issued by a bank with a jurisdiction other than the State of New York, (G) commodity contracts or commodity accounts (as defined in Section 9-102(a)(14) or (15), respectively, of the Uniform Commercial Code) or (H) Collateral subject to a statute, regulation or treaty described in Section 9-311(a) of the Uniform Commercial Code.

      (H) We wish to point out that the acquisition by an Obligor after the initial extension of credit under the Credit Agreement of an interest in property that becomes subject to the Lien of the Restricted Company Guarantee and Security Agreement may constitute a voidable preference under Section 547 of the Bankruptcy Code.

      (I) We express no opinion as to the existence of, or the right, title or interest of any Restricted Company in, to or under, any of the Collateral.

          The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. We express no opinion herein as to the applicability to, or effect upon, the transactions contemplated by the Credit Documents with respect to matters governed by (i) the Federal Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder by the FCC or (ii) any PUC which on the date hereof is entitled to exercise jurisdiction over the Credit Parties.

          At the request of our client, this opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your extensions of credit under the Credit Agreement) without our prior written consent.

Very truly yours,

RJW/WJM

EXHIBIT C

[Form of Second Amended and Restated Guarantee and Security Agreement]

SECOND AMENDED AND RESTATED
GUARANTEE AND SECURITY AGREEMENT

          SECOND AMENDED AND RESTATED GUARANTEE AND SECURITY AGREEMENT dated as of July [   ], 2004, between NEXTEL FINANCE COMPANY, a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”); each of the subsidiaries of Nextel Communications, Inc. listed on the signature pages hereto under the caption “INITIAL GUARANTORS” (the “Initial Guarantors”); each of the additional entities, if any, that becomes a “Guarantor” hereunder as contemplated by Section 7.12 (each an “Additional Guarantor” and, together with the Initial Guarantors, the “Guarantors”; the Guarantors, together with the Borrower, being herein called the “Restricted Companies”); and JPMorgan Chase Bank, as collateral agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

          The Borrower and the Guarantors are parties to an Amended and Restated Guarantee and Security Agreement dated as of November 9, 1999 (the “Existing Restricted Company Guarantee and Security Agreement”) between the Borrower, the Guarantors party thereto, and the Collateral Agent, pursuant to which the Guarantors, inter alia, guaranteed certain obligations of the Borrower and the Restricted Companies pledged and granted a security interest in the Collateral (as defined therein) as security for the Secured Obligations (as so defined) including obligations of the Borrower under a Credit Agreement dated as of November 9, 1999 (the “Existing Credit Agreement”) among Nextel Communications, Inc., the Borrower, the other Restricted Companies party thereto, the lenders party thereto, Toronto Dominion (Texas), Inc., as the Administrative Agent, and the Collateral Agent.

          Concurrently with the execution and delivery of this Agreement, Nextel Communications, Inc., the Borrower, the other Restricted Companies party thereto, the lenders party thereto and JPMorgan Chase Bank, as successor administrative agent, are amending and restating the Existing Credit Agreement pursuant to a Second Amended and Restated Credit Agreement dated as of July [   ], 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), inter alia, to establish a revolving credit facility thereunder providing for loans and letters of credit in an aggregate principal or face amount not exceeding $4,000,000,000, the proceeds of which will refinance in full the Revolving Credit Loans and Letters of Credit (each as defined in the Existing Credit Agreement), to consolidate into the Credit Agreement the Tranche E Term Loan Agreement referred to in the preamble to the Credit

Agreement, to make certain other modifications to the terms of the Existing Credit Agreement, and to appoint JPMorgan Chase Bank as successor Administrative Agent under the Credit Agreement. In addition, the Borrower may from time to time be obligated to one or more of the Lenders (or affiliates thereof) under the Credit Agreement in respect of Hedging Agreements under and as defined in the Credit Agreement (collectively, the “Hedging Agreements”).

          To induce said lenders to amend and restate the Existing Credit Agreement pursuant to the Credit Agreement and to extend credit thereunder, and to induce the Lenders (and affiliates thereof) to extend credit to the Borrower under Hedging Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors have agreed to guarantee the Guaranteed Obligations (as hereinafter defined), and the Restricted Companies have agreed to pledge and grant a security interest in the Collateral (as so defined) as security for the Secured Obligations (as so defined) and to confirm the prior pledge and grant of a security interest in the Collateral pursuant to the Existing Restricted Company Guarantee and Security Agreement, subject to the modifications made herein, and, in that connection, to amend and restate the Existing Restricted Company Guarantee and Security Agreement in its entirety. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

          SECTION 1.01. Defined Terms. Terms defined in the Credit Agreement and used herein are used herein as defined therein. In addition, the following terms have the meanings specified below:

          “Casualty Event” means, with respect to any property of any Restricted Company, any loss of or damage to, or any condemnation or other taking of, such property for which such Restricted Company or any of its subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

          “Casualty Event Proceeds Account” has the meaning assigned to such term in Section 5.01.

          “Collateral” has the meaning assigned to such term in Article IV.

          “Equipment” has the meaning assigned to such term in paragraph (h) of Article IV.

          “Equity Collateral” has the meaning assigned to such term in paragraph (c) of Article IV.

          “Guaranteed Obligations” has the meaning assigned to such term in Section 2.01.

          “Instruments” has the meaning assigned to such term in paragraph (e) of Article IV.

          “Inventory” has the meaning assigned to such term in paragraph (g) of Article IV.

          “Issuers” means, collectively, (a) the respective corporations or limited partnerships identified beneath the names of the Restricted Companies on Annex 1 under the caption “Issuer” and (b) any other entity that shall at any time be a subsidiary of any of the Restricted Companies.

          “Pledged Equity” has the meaning assigned to such term in paragraph (a) of Article IV.

          “Secured Obligations” means, collectively, (a) in the case of the Borrower, the principal of and interest on the Loans made by the Lenders to the Borrower, all LC Disbursements and all other amounts from time to time owing to the Lenders (or their Affiliates), the Issuing Banks or the Agents by the Borrower under the Loan Documents or any Hedging Agreement, (b) in the case of each Guarantor, all obligations of such Guarantor in respect of its Guarantee under Article II and (c) in the case of each Restricted Company, all other obligations of such Restricted Company to the Lenders and the Agents hereunder.

          “Trademark Collateral” means all Trademarks, whether now owned or hereafter acquired by any Restricted Company, including each Trademark identified in Annex 2. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

          “Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights corresponding thereto throughout the world, the right to recover for all past, present and future infringements thereof, all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.

          “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

          SECTION 1.02. Treatment of Hedging Agreements. For purposes hereof, it is understood that any obligations to any Person arising under a Hedging Agreement entered into at a time such Person (or an affiliate thereof) is party to the Credit Agreement as a Lender shall continue to constitute Secured Obligations hereunder, but subject to Section 4.02, notwithstanding that such Person (or its affiliate) has ceased to be a Lender party to the Credit Agreement (by assigning all of its Commitments, Loans, Revolving Credit Exposure and other interests therein) at the time a claim is to be made in respect of such Hedging Agreement, provided that no Hedging Agreement shall be entitled to the benefits of this Agreement unless the same has been designated as a “Hedging Agreement” for purposes of this Agreement in a written notice delivered from the Borrower to the Administrative Agent.

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

The Guarantee

          SECTION 2.01. The Guarantee. The Guarantors hereby jointly and severally guarantee to each Lender, each Issuing Lender and each Agent, and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower, all

LC Disbursements and all other amounts from time to time owing to the Lenders or either Agent by the Borrower under the Credit Agreement or any other Loan Document, and all obligations of the Borrower to any Lender (or any affiliate thereof) under any Hedging Agreement, in each case strictly in accordance with the terms thereof (such principal, interest, other amounts and obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

          For purposes hereof, it is understood that any Guaranteed Obligations to a Person arising under a Hedging Agreement entered into at the time such Person (or an affiliate thereof) is a “Lender” party to the Credit Agreement shall nevertheless continue to constitute Guaranteed Obligations for purposes hereof, notwithstanding that such Person (or its affiliate) may have assigned all of its Loans, LC Disbursements and other interests in the Credit Agreement and, therefore, at the time a claim is to be made in respect of such Guaranteed Obligations, such Person (or its affiliate) is no longer a “Lender” party to the Credit Agreement, provided that no Hedging Agreement shall be entitled to the benefits of this Article II unless the same has been designated as a “Hedging Agreement” for purposes of this Agreement in a written notice delivered from the Borrower to the Administrative Agent.

          SECTION 2.02. Obligations Unconditional. The obligations of the Guarantors under Section 2.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under the Credit Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

      (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

      (ii) any of the acts mentioned in any of the provisions of the Credit Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

      (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under the Credit Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

      (iv) any lien or security interest granted to, or in favor of, either Agent or any Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that either Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under the Credit Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

          SECTION 2.03. Reinstatement. The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify each Agent and Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Agent or Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

          SECTION 2.04. Subrogation. Each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article II and further agrees with the Borrower for the benefit of each of its creditors (including each Agent and Lender) that any such payment by it shall constitute a contribution of capital by such Guarantor to the Borrower (or an investment by such Guarantor in the equity capital of the Borrower).

          SECTION 2.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under the Credit Agreement may be declared to be forthwith due and payable as provided in Article VIII of the

Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of Section 2.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of said Section 2.01.

          SECTION 2.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Agent or Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

          SECTION 2.07. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

          SECTION 2.08. Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 2.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

          For purposes of this Section 2.08, (a) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (b) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (c) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (i) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (ii) the amount by which the aggregate fair saleable value of all properties of all of the Restricted Companies exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Restricted Companies hereunder and under the other Loan Documents) of all of the Restricted Companies, determined (A) with respect to any Guarantor that is a party hereto on the Restatement Effective Date, as of the Restatement Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

          SECTION 2.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 2.01 would otherwise, taking into account the provisions of Section 2.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 2.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Agent or Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

          SECTION 2.10. Release of Guarantee. Upon the satisfaction of the Guarantee Release Conditions and delivery of a certificate of a Financial Officer as provided under Section 10.02(d)(ii) of the Credit Agreement, the Guarantees set forth in this Article II shall be automatically released and terminated and the Collateral Agent shall take such action at the request and expense of the Borrower as shall be necessary to evidence such release and to terminate irrevocably this Agreement, and the Collateral Agent shall assign, transfer and deliver all Collateral and any money received in respect thereof to the order of the Restricted Companies.

ARTICLE III

Representations and Warranties

          Subject to Section 4.02, each Restricted Company represents and warrants to each Agent and Lender that:

          (a) Such Restricted Company is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Article IV and no Lien exists or will exist upon such Collateral at any time (and no right or option to acquire the same exists in favor of any other Person), except for Liens permitted under Section 7.02 of the Credit Agreement and except for the pledge and security interest in favor of the Collateral Agent for the benefit of the

Lenders created or provided for herein and in the other Security Documents, which pledge and security interest will, upon perfection under the applicable provisions of the Uniform Commercial Code (but subject in any event to such Liens permitted under said Section 7.02) constitute a first priority perfected pledge and security interest in and to all of such Collateral, to the extent such pledge and security interest can be perfected under the Uniform Commercial Code.

          (b) The Pledged Equity identified under the name of such Restricted Company in Annex 1 is, and all other Pledged Equity in which such Restricted Company shall hereafter grant a security interest pursuant to Article IV will be, duly authorized, validly existing, fully paid and non-assessable (in the case of any equity interest in a corporation) and duly issued and outstanding (in the case of any equity interest in any other entity), and none of such Pledged Equity is or will be subject to any contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational document of the respective Issuer of such Pledged Equity, upon the transfer of such Pledged Equity (except for any such restriction contained herein or identified in Annex 1).

          (c) The Pledged Equity identified under the name of such Restricted Company in Annex 1 constitutes all of the issued and outstanding shares of capital stock, partnership or other ownership interest of any class or character of the Issuers beneficially owned by such Restricted Company on the date hereof (whether or not registered in the name of such Restricted Company) and Annex 1 correctly identifies, as at the date hereof, the respective Issuers of such Pledged Equity and (in the case of any corporate Issuer) the respective class and par value of the shares comprising such Pledged Equity and the respective number of shares (and registered owners thereof) represented by each such certificate.

          (d) Annex 2 sets forth under the name of such Restricted Company a complete and correct list of all Trademarks owned by such Restricted Company on the date hereof.

ARTICLE IV

Collateral

          SECTION 4.01. Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Restricted Company hereby pledges and grants to the Collateral Agent (and hereby confirms the prior pledge and grant to the Collateral Agent pursuant to the Existing Restricted Company Guarantee and Security Agreement), for the benefit of the Lenders and the Agents as hereinafter provided a security interest in all of such Restricted Company’s right, title and interest in the following property, whether now owned by such Restricted Company or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as “Collateral”):

      (a) the shares of common and preferred stock of, or partnership and other ownership interest in, the Issuers identified in Annex 1 under the name of such Restricted Company (as the same shall be supplemented from time to time under a Joinder Agreement executed pursuant to Section 7.12) and all other shares of capital stock, or partnership or other ownership interest, of whatever class or character of the Issuers, now or hereafter owned by such Restricted Company, in each case together with the certificates evidencing the same (collectively, the “Pledged Equity”);

      (b) all shares, securities, moneys or property representing a dividend on any of the Pledged Equity, or representing a distribution or return of capital upon or in respect of the Pledged Equity, or resulting from a split-up, revision, reclassification or other like change of the Pledged Equity or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Equity;

      (c) without affecting the obligations of such Restricted Company under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger in which an Issuer is not the surviving entity, all ownership interests of any class or character of the successor entity (unless such successor entity is such Restricted Company itself) formed by or resulting from such consolidation or merger (the Pledged Equity, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to clause (a) or (b) above and this clause (c) being herein collectively called the “Equity Collateral”);

      (d) all accounts and general intangibles (each as defined in the Uniform Commercial Code) of such Restricted Company constituting any right to the payment of money, including all moneys due and to become due to such Restricted Company in respect of any loans or advances or for Inventory or Equipment or other goods sold or leased or for services rendered, all moneys due and to become due to such Restricted Company under any guarantee (including a letter of credit) of the purchase price of Inventory or Equipment sold by such Restricted Company and all tax refunds (such accounts, general intangibles, moneys due and to become due and tax refunds being herein called collectively “Accounts”);

      (e) all instruments, chattel paper and letters of credit (each as defined in the Uniform Commercial Code) of such Restricted Company evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts, including promissory notes, drafts, bills of exchange and trade acceptances (herein collectively called “Instruments”);

      (f) all Trademark Collateral of such Restricted Company and all other accounts or general intangibles of such Restricted Company not constituting Trademark Collateral or Accounts;

      (g) all inventory (as defined in the Uniform Commercial Code) of such Restricted Company (including all handsets, telephones and other similar equipment held by such Restricted Company for sale or lease to customers), all goods obtained by such Restricted Company in exchange for such inventory, and any products made or processed from any inventory including all substances, if any, commingled therewith or added thereto (herein collectively called “Inventory”);

      (h) all equipment (as defined in the Uniform Commercial Code) of such Restricted Company, including all transmitter, switch and related equipment (herein collectively called “Equipment”);

      (i) each contract and other agreement of such Restricted Company relating to the sale or other disposition of Inventory or Equipment; all documents of title (as defined in the Uniform Commercial Code) or other receipts of such Restricted Company covering, evidencing or representing Inventory or Equipment; and all rights, claims and benefits of such Restricted Company against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by such Restricted Company, including any such rights, claims or benefits against any Person storing or transporting Inventory or Equipment;

      (j) all customer lists, customer contracts and sales agent agreements with respect to the operation of the Mobile Communications Business by such Restricted Company;

      (k) to the maximum extent permitted under the applicable instrument pursuant to which such easements, rights of way and leases arise, all easements and rights of way, and all right, title and interest of such Restricted Company in, to and under any leases entered into by such Restricted Company for transmitter sites, switching stations and other locations in connection with the operation of the Mobile Communications Business by such Restricted Company; and

      (l) all rights of such Restricted Company under or relating to FCC Licenses and PUC Authorizations and the proceeds from the sale of any FCC Licenses or PUC Authorizations or any goodwill or other intangible rights or benefits associated therewith, provided that such security interest does not include at any time any FCC Licenses to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest therein pursuant to the Communications Act of 1934, as amended, and the regulations promulgated thereunder, as in effect at such time, but such security interest does include, to the maximum extent permitted by law, all rights incident or appurtenant to FCC Licenses and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of the FCC Licenses;

      (m) the balance from time to time in the Casualty Event Proceeds Account; and

      (n) all other tangible and intangible personal property and fixtures of such Restricted Company, including all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Restricted Company described in the preceding clauses of this Article IV (including any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Restricted Company in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Restricted Company or any computer bureau or service company from time to time acting for such Restricted Company, provided that in the case of any of the foregoing that consists of general or limited partnership interests in a general or limited partnership, the security interest hereunder shall be deemed to be created only to the maximum extent permitted under the applicable organizational instrument pursuant to which such partnership is formed.

          SECTION 4.02. Release of Collateral. Upon the satisfaction of the Security Release Conditions and delivery of a certificate of a Financial Officer as provided under Section 10.02(d)(i) of the Credit Agreement, the Collateral Agent shall take such action at the request and expense of the Borrower as shall be necessary to (x) terminate and release the pledge and grant of liens hereunder in any property of the Restricted Companies as collateral security for any of the Secured Obligations (including, the delivery to the Restricted Companies of UCC-3 termination statements, or the authority to the Restricted Companies to file UCC-3 termination statements, and such other documents reasonably requested by the Restricted Companies to effect the termination and release of such liens), (y) amend this Agreement (or any Annex hereto) to remove any representations or covenants therein that are applicable to the collateral security specified therein and (z) cause to be assigned, transferred and delivered to the Restricted Companies all Collateral and money received in respect thereof.

ARTICLE V

Casualty Event Proceeds Account

          SECTION 5.01. Casualty Event Proceeds Account. The Collateral Agent will cause to be established with JPMorgan Chase Bank a “securities accounts” (as defined in Section 8-501 of the Uniform Commercial Code (the “Casualty Event Proceeds Account”), in respect of which the Collateral Agent is the “entitlement holder” (as defined in Section 8-102(a)(7) of the Uniform Commercial Code), into which there shall be deposited, if such proceeds exceed $20,000,000, the proceeds (inclusive of such $20,000,000) of any insurance, condemnation award or other compensation received as a result of any Casualty Event in respect of Collateral hereunder. Each Restricted Company agrees that if any such proceeds shall be received by it, such Restricted Company shall as promptly as possible deposit such proceeds into the Casualty Event Proceeds Account to the extent provided above. Until so deposited, all such proceeds shall be held in trust by such Restricted Company for and as the property of the Collateral Agent and shall not be commingled with any other funds or property of such Restricted Company.

          SECTION 5.02. Application of Monies in Casualty Event Proceeds Account. The balance from time to time in the Casualty Event Proceeds Account shall constitute part of the Collateral hereunder, shall not constitute payment of the Secured Obligations until applied to the Secured Obligations as hereinafter provided and shall be released to the Restricted Companies (or otherwise be subject to withdrawal) only in connection with the replacement, restoration and repair of the property affected by such Casualty Event (the “Damaged Property”), or for application to the prepayment of Loans (or cover for Letters of Credit) pursuant to Section 2.09(a) of the Credit Agreement (in such manner as the Borrower shall elect), and if the respective Restricted Company elects to so replace or restore and repair Damaged Property, any such monies shall be advanced to such Restricted Company by the Collateral Agent in periodic installments upon compliance by such Restricted Company with such reasonable conditions to disbursement as may be imposed by the Collateral Agent, including, but not limited to, reasonable retention amounts and receipt of lien releases, provided that (without the consent of the Required Lenders) the Collateral Agent shall not be obligated to release such monies for application to any such replacement, restoration, repair or prepayment at any time after the occurrence and during the continuance of any Event of Default.

          In connection with any release of monies in Casualty Event Proceeds Account described above, the Collateral Agent shall be entitled to rely upon a certificate of a Financial Officer (and upon such other evidence, if any, as the Collateral Agent shall deem appropriate). At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of any of the Casualty Event Proceeds Account to the payment of the Secured Obligations in the manner specified in Section 6.09.

          SECTION 5.03. Investment of Balances in Casualty Event Proceeds Account. Amounts on deposit in the Casualty Event Proceeds Account shall be invested from time to time in such Permitted Investments as the Borrower (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Collateral Agent, provided that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 6.09.

ARTICLE VI

Further Assurances; Remedies

          In furtherance of the grant of the pledge and security interest pursuant to Article IV, each Restricted Company hereby agrees with each Agent and Lender as follows:

          SECTION 6.01. Delivery and Other Perfection. Without limiting the generality of Section 6.13, such Restricted Company shall:

      (a) if any of the shares, securities, moneys or property required to be pledged by such Restricted Company under clauses (a), (b) and (c) of Article IV are received by such Restricted Company, forthwith either (x) transfer and deliver to the Collateral Agent such shares or securities so received by such Restricted Company (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank), all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral or (y) take such other action as the Collateral Agent reasonably shall deem necessary or appropriate to duly record the Lien created hereunder in such shares, securities, moneys or property referred to in said clauses (a), (b) and (c);

      (b) deliver and pledge to the Collateral Agent any and all Instruments, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request; provided, that so long as no Event of Default shall have occurred and be continuing, such Restricted Company may retain for collection in the ordinary course any Instruments received by such Restricted Company in the ordinary course of business and the Collateral Agent shall, promptly upon request of such Restricted Company, make appropriate arrangements for making any Instrument pledged by such Restricted Company available to such Restricted Company for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document);

      (c) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Collateral Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including causing any or all of the Equity Collateral to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any Equity Collateral is transferred into its name or the name of its nominee, the Collateral Agent will thereafter promptly give to such Restricted Company copies of any notices and communications received by it with respect to the Equity Collateral), provided that (i) notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of clause (f) below and (ii) the Restricted Companies shall not be required to file Uniform Commercial Code fixture filings, or to record leases or assignments of lease, unless requested to do so by the Collateral Agent after the occurrence and during the continuance of an Event of Default;

      (d) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement;

      (e) permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at such Restricted Company’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Restricted Company with respect to the Collateral, all in such manner as the Collateral Agent may reasonably require; and

      (f) upon the occurrence and during the continuance of any Event of Default, upon request of the Collateral Agent, promptly notify (and such Restricted Company hereby authorizes the Collateral Agent so to notify) each account debtor in respect of any Accounts or Instruments of such Restricted Company that such Collateral has been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Collateral Agent.

          SECTION 6.02. Other Financing Statements and Liens. Except as otherwise permitted under Section 7.02 of the Credit Agreement, without the prior written consent of the Collateral Agent (granted with the authorization of the Required Lenders), no Restricted Company shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Lenders and the Agents or (b) cause or permit any other Person other than the Administrative Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the Uniform Commercial Code) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right (as each such term is defined in the Uniform Commercial Code) constituting part of the Collateral.

          SECTION 6.03. Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

          SECTION 6.04. Special Provisions Relating to Equity Collateral.

          (a) So long as no Event of Default shall have occurred and be continuing, each Restricted Company shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Equity Collateral for all purposes not inconsistent with the terms of this Agreement, the Credit Agreement, the other Loan Documents or any other instrument or agreement referred to herein or therein, provided that such Restricted Company agrees that it will not vote the Equity Collateral in any manner that is inconsistent with the terms of this Agreement, the Credit Agreement, the other Loan Documents or any such other instrument or agreement; and the Collateral Agent shall execute and deliver to such Restricted Company or cause to be executed and delivered to such Restricted Company all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as such Restricted Company may reasonably request for the purpose of enabling such Restricted Company to exercise the rights and powers that it is entitled to exercise pursuant to this Section 6.04(a).

          (b) Unless and until an Event of Default has occurred and is continuing, such Restricted Company shall, subject to Article V, be entitled to receive and retain any dividends or distributions in respect of the Equity Collateral.

          SECTION 6.05. Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:

      (a) each Restricted Company shall, at the request of the Collateral Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Collateral Agent and such Restricted Company, designated in its request;

      (b) the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

      (c) the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Restricted Company agrees to take all such action as may be appropriate to give effect to such right);

      (d) the Collateral Agent in its discretion may, in its name or in the name of the Restricted Companies or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

      (e) the Collateral Agent may, upon ten business days’ prior written notice to the Restricted Companies of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, the Lenders or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or any Lender or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Restricted Companies, any such demand, notice and right or equity being hereby expressly waived and released. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section 6.05 shall be applied in accordance with Section 6.09.

          The Restricted Companies recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Restricted Companies acknowledge that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective Issuer or issuer thereof to register it for public sale.

          SECTION 6.06. Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 6.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Restricted Companies shall remain liable for any deficiency.

          SECTION 6.07. Removals, Etc. Without at least 30 days’ prior written notice to the Collateral Agent, no Restricted Company shall (i) maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business other than at the address for notices to the Borrower specified in Section 10.01 of the Credit Agreement or at one of the locations identified in Annex 3 or in transit from one of such locations to another, (ii) change its name, or the name under which it does business, from the name shown on the signature pages hereto or to the Joinder Agreement pursuant to which it becomes a party hereto or (iii) change the jurisdiction in which it is organized from that in which it is organized on the date it becomes a party hereto.

          SECTION 6.08. Private Sale. Neither Agent nor any Lender shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 6.05 conducted in a commercially reasonable manner. So long as such sale is conducted in a commercially reasonable manner, each Restricted Company hereby waives any claims against the Agents and the Lenders arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

          SECTION 6.09. Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under Article V or this Article VI, shall be applied by the Collateral Agent:

      First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Collateral Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Collateral Agent in connection therewith;

      Next, to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Lenders (or affiliates thereof) holding the same may otherwise agree; and

      Finally, to the payment to the respective Restricted Company, or its respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

          As used in this Article VI, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Restricted Companies or any issuer of or obligor on any of the Collateral.

          SECTION 6.10. Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Collateral Agent is hereby appointed the attorney-in-fact of the Restricted Companies for the purpose of carrying out the provisions of this Article and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Article to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks or other Instruments made payable to the order of any Restricted Company representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

          SECTION 6.11. Perfection. Prior to or concurrently with the execution and delivery of this Agreement or the Joinder Agreement pursuant to which it became a party hereto, each Restricted Company shall (i) file such financing statements and other documents in such offices as the Collateral Agent may request to perfect the security interests granted by Article IV and (ii) deliver to the Collateral Agent all certificates identified in Annex 1 hereto, accompanied by undated stock powers duly executed in blank, provided that, as described in Section 6.01(c), the Restricted Companies shall not be required to file Uniform Commercial Code fixture filings, or to record leases or assignments of lease, unless requested to do so by the Collateral Agent after the occurrence and during the continuance of an Event of Default.

          SECTION 6.12. Termination. Whether or not the Security Release Conditions or Guarantee Release Conditions shall be satisfied, when all Secured Obligations shall have been paid in full and the Commitments of the Lenders under the Credit Agreement and all Letters of Credit shall have expired or been terminated, this Agreement shall terminate, and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Restricted Company. The Collateral Agent shall also execute and deliver to respective Restricted Company upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the respective Restricted Company to effect the termination and release of the Liens on the Collateral.

          SECTION 6.13. Further Assurances. Each Restricted Company agrees that, from time to time upon the written request of the Collateral Agent, such Restricted Company will execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement.

ARTICLE VII

Miscellaneous

          SECTION 7.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

      (a) if to the Borrower, to it at 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention Richard S. Lindahl, Vice President and Treasurer (Telecopy No. 703-433-4414);

      (b) if to any Restricted Company other than the Borrower, to such Restricted Company care of the Borrower at the address for notices indicated in clause (a) above; and

      (c) if to the Collateral Agent, to it at 270 Park Avenue, 4th Floor, New York, New York 10017, Attention Tracey Navin Ewing (Telecopy No. 212-270-4584).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 7.02. Waivers; Amendments.

          (a) No failure or delay by either Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Restricted Companies therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Restricted Companies, and by the Collateral Agent with the consent of the appropriate Lenders as more particularly provided in Section 10.02(c) of the Credit Agreement.

          SECTION 7.03. Expenses.

          (a) The Restricted Companies shall pay, or reimburse the Agents or the Lenders for paying, all out-of-pocket expenses incurred by either Agent or any Lender, including the fees, charges and disbursements of any counsel for either Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 7.03, including in connection with any workout, restructuring or negotiations in respect thereof.

          (b) All amounts due under this Section 7.03 shall be payable promptly after written demand therefor.

          SECTION 7.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Restricted Companies, the Agents, the Lenders and each holder of the Secured Obligations, except that no Restricted Company may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (and any attempted assignment or transfer by any Restricted Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Lenders and the respective successors and assigns of the Restricted Companies, the Agents, the Lenders and each holder of the Secured Obligations) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          SECTION 7.06. Counterparts. This Agreement may be executed in counterparts (and by the parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

          SECTION 7.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 7.08. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          SECTION 7.09. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 7.10. Agents and Attorneys-in-Fact. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

          SECTION 7.11. Certain Regulatory Requirements.

          (a) Each Restricted Company shall take all action that the Collateral Agent may reasonably request in the exercise of its rights and remedies hereunder, which include the right to require such Restricted Company to transfer or assign the FCC Licenses or the PUC Authorizations to any party or parties. In furtherance of this right, each Restricted Company shall (i) cooperate fully with the Collateral Agent in obtaining all approvals and consents from the FCC and each other Governmental Authority that the Collateral Agent may deem necessary or advisable to accomplish any such transfer or assignment of the FCC Licenses or the PUC Authorizations and (ii) prepare, execute and file with the FCC and any other Governmental Authority any application, request for consent, certificate or instrument that the Collateral Agent may deem necessary or advisable to accomplish any such transfer or assignment of the FCC Licenses or the PUC Authorizations. If any Restricted Company fails to execute such applications, requests for consent, certificates or instruments, the clerk of any court that has jurisdiction over the Loan Documents may, upon an ex parte request by the Collateral Agent, execute and file the same on behalf of such Restricted Company.

          (b) To enforce the provisions of Section 6.05, the Collateral Agent is authorized to request the consent or approval of the FCC or any other Governmental Authority to a voluntary or an involuntary transfer of control of any Restricted Company or the voluntary or involuntary assignment of any FCC Licenses or PUC Authorizations held by any Restricted Company. In connection with the exercise of its remedies under this Agreement, the Collateral Agent may obtain the appointment of a trustee or receiver to assume control of any Restricted Company, subject to any required prior approval of the FCC or any other Governmental Authority. Such trustee or receiver shall have all rights and powers provided to it by law or by court order or provided to the Collateral Agent under this Agreement.

          (c) Notwithstanding anything to the contrary contained in this Agreement,

      (i) the Collateral Agent will not take any action hereunder that would constitute or result in any transfer of control or assignment of the FCC Licenses or any Restricted Company without obtaining all necessary FCC and other Governmental Authority approvals. The Collateral Agent, the Administrative Agent and the Lenders shall be entitled to rely on the advice of FCC counsel selected by the Collateral Agent to determine whether FCC approval or other Governmental Authority approvals are required, and

      (ii) the Collateral Agent shall not foreclose on, sell, assign, transfer or otherwise dispose of, or exercise any right to control the FCC Licenses as provided herein or take any other action that would affect the operational, voting, or other control of any Restricted Company, unless such action is taken in accordance with the provisions of the

Communications Act of 1934, as from time to time amended, and the rules, regulations and policies of the FCC and any other Governmental Authority.

          (d) Each Restricted Company acknowledges that the approval of the FCC and of each other appropriate Governmental Authority to the assignment of the FCC Licenses or the transfer of control of such Restricted Company is integral to the Collateral Agent’s realization of the value of the Collateral, including the FCC Licenses, that there is no adequate remedy at law for failure by such Restricted Company to comply with the provisions of this Section 7.11 and that such failure could not be adequately compensable in damages. Therefore, each Restricted Company agrees that the provisions of this Section 7.11 may be specifically enforced.

          SECTION 7.12. Additional Guarantors. As contemplated by Section 6.11(a) of the Credit Agreement, in the event that any Restricted Company shall form or acquire any new subsidiary after the date hereof, such Restricted Company will cause such new subsidiary to execute and deliver to the Collateral Agent a Joinder Agreement in the form of Exhibit D to the Credit Agreement (and, thereby, to become a party to the Credit Agreement as a “Restricted Company” thereunder, and to this Agreement as a “Guarantor” hereunder, and to pledge and grant a security interest in its property pursuant to this Agreement to the Collateral Agent for the benefit of the Lenders and the Agents). Accordingly, upon the execution and delivery of any such Joinder Agreement by any such new subsidiary, such new subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a “Guarantor” under and for all purposes of this Agreement, and Annexes 1, 2 and 3 shall be deemed to be supplemented in the manner specified in said Joinder Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Guarantee and Security Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEXTEL FINANCE COMPANY,

By

Name: Richard S. Lindahl
Title: Vice President and Treasurer

INITIAL GUARANTORS

BOOST MOBILE, LLC

By

Name:
Title:

FCI 900, Inc.
NEXTEL BOOST OF CALIFORNIA, LLC
NEXTEL COMMUNICATIONS OF
THE MID-ATLANTIC, INC.
NEXTEL OF CALIFORNIA, INC.
NEXTEL LICENSE ACQUISITION CORP.
NEXTEL LICENSE HOLDINGS 1, INC.
NEXTEL LICENSE HOLDINGS 2, INC.
NEXTEL LICENSE HOLDINGS 3, INC.
NEXTEL LICENSE HOLDINGS 4, INC.
NEXTEL LICENSE HOLDINGS 5, INC.
NEXTEL OF NEW YORK, INC.

NEXTEL OPERATIONS, INC.
NEXTEL OF PUERTO RICO, INC.
NEXTEL SOUTH CORP.
NEXTEL OF TEXAS, INC.
NEXTEL SYSTEMS CORP.
NEXTEL WEST CORP.
NEXTEL WEST SERVICES, LLC
NEXTEL BOOST OF THE MID-ATLANTIC, LLC
NEXTEL TECHNOLOGY LABORATORIES, LLC
NEXTEL BOOST OF NEW YORK, LLC
NEXTEL RETAIL STORES, LLC
NEXTEL BOOST SOUTH, LLC
NEXTEL BOOST TEXAS, LLC
NEXTEL BOOST WEST, LLC

By

Name: Richard S. Lindahl
Title: Vice President and Treasurer

COLLATERAL AGENT

JPMORGAN CHASE BANK,
as Collateral Agent,

By

Name:
Title:

ANNEX 1

PLEDGED EQUITY

[See Section 3.05(b) and (c)]

[Nextel Please provide Certificate Numbers for Annex]

		Type/Class of		Shares
Issuer	State of Organization	Shares	Par Value	Outstanding	Certificate No.	Owner
FCI 900, Inc.	Delaware	Common	$0.01	1,000	5	100% Borrower
Nextel of California, Inc.	Delaware	Common	$0.01	100	1	100% Borrower
Boost Mobile, LLC	Delaware	Membership Interests	N/A	N/A	1	100% Nextel of California, Inc.
Nextel Boost of California, LLC	Delaware	Membership Interests	N/A	N/A		100% Nextel of California, Inc.
Nextel Communications of the Mid-Atlantic, Inc.	Delaware	Common	$0.01	100	1	100% Borrower
Nextel Boost of the Mid-Atlantic, LLC	Delaware	Membership Interests	N/A	N/A	1	100% Nextel Communications of the Mid-Atlantic, Inc.
Nextel Technology Laboratories, LLC	Delaware	Membership Interests	N/A	N/A	1	16 2/3% Nextel Communications of the Mid-Atlantic, Inc.; 16 2/3% Nextel of California, Inc.; 16 2/3% Nextel of New York, Inc.; 16 2/3% Nextel of Texas, Inc.; 16 2/3% Nextel South Corp.; 16 2/3% Nextel West Corp.

		Type/Class of		Shares
Issuer	State of Organization	Shares	Par Value	Outstanding	Certificate No.	Owner
Nextel License Acquisition Corp.	Delaware	Common	None	100	1	100% Borrower
Nextel of New York, Inc.	Delaware	Common	$0.01	100	1	100% Borrower
Nextel Boost of New York, LLC	Delaware	Membership Interests	N/A	N/A	1	100% Nextel of New York, Inc.
Nextel Operations, Inc.	Delaware	Common	None	100	1	100% Borrower
Nextel Retail Stores, LLC	Delaware	Membership Interests	N/A	N/A	1	100% Nextel Operations, Inc.
Nextel South Corp.	Georgia	Common	None	100	3	100% Borrower
Nextel Boost South LLC	Delaware	Membership Interests	N/A	N/A	1	100% Nextel South Corp.
Nextel License Holdings 1, Inc.	Delaware	Common	None	100	13	100% Nextel South Corp.
Nextel License Holdings 3, Inc.	Delaware	Common	None	100	1	100% Nextel South Corp.
Nextel Systems Corp.	Delaware	Common	None	100	1	100% Borrower

		Type/Class of		Shares
Issuer	State of Organization	Shares	Par Value	Outstanding	Certificate No.	Owner
Nextel of Texas, Inc.	Texas	Common	$1.00	37,126	1	100% Borrower
Nextel Boost of Texas, LLC	Delaware	Membership Interests	N/A	N/A	1	100% Nextel of Texas, Inc.
Nextel West Corp.	Delaware	Common	$0.001	100	1	100% Borrower
Nextel Boost West, LLC	Delaware	Membership Interests	N/A	N/A	1	100% Nextel West Corp.
Nextel West Services, LLC	Delaware	Membership Interests	N/A	N/A	N/A	100% Nextel West Corp.
Nextel License Holdings 2, Inc.	Delaware	Common	None	100	12	100% Nextel West Corp.
Nextel License Holdings 4, Inc.	Delaware	Common	None	100	3	100% Nextel West Corp.
Nextel of Puerto Rico, Inc.	Puerto Rico	Common	None	100	1	100% Borrower
Nextel License Holdings 5, Inc.	Puerto Rico	Common	None	100	1	100% Nextel of Puerto Rico, Inc.

ANNEX 2

LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,
TRADEMARK AND SERVICE MARK REGISTRATIONS AND
APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS

[See Section 3.05(d)]

None.

ANNEX 3

LIST OF LOCATIONS

[See Section 6.07]

Company	Address
Boost Mobile, LLC	2001 Edmund Halley Drive Reston, VA 20191

FCI 900, Inc.	2001 Edmund Halley Drive Reston, VA 20191

Nextel Boost of California, LLC	1255 Treat Blvd., Suite #800 Walnut Creek, CA 94596

Nextel Boost of New York, LLC	565 Taxter Rd. Elmsford, NY 10523

Nextel Boost of Texas, LLC	Franklin Plaza 111 Congress Ave. Suite 1650 Austin, TX 78701

Nextel Boost of the Mid-Atlantic, LLC	4340 East West Highway, Suite 800 Bethesda, MD 20814

Nextel Boost South, LLC	851 Trafalgar Ct. – Suite 300-E Maitland, FL 32751

Nextel Boost West, LLC	27755 Stansbury Blvd. Farmington Hills, MI 48334

Nextel Communications of the Mid-Atlantic, Inc.	4340 East West Highway, Suite 800 Bethesda, MD 20814

Nextel Finance Company	2001 Edmund Halley Drive Reston, VA 20191

Nextel License Acquisition Corp.	2001 Edmund Halley Drive Reston, VA 20191

Nextel License Holdings 1, Inc.	2001 Edmund Halley Drive Reston, VA 20191

Nextel License Holdings 2, Inc.	2001 Edmund Halley Drive Reston, VA 20191

Nextel License Holdings 3, Inc.	2001 Edmund Halley Drive Reston, VA 20191

Nextel License Holdings 4, Inc.	2001 Edmund Halley Drive Reston, VA 20191

Nextel License Holdings 5, Inc.	2001 Edmund Halley Drive Reston, VA 20191

Company	Address
Nextel of California, Inc.	1255 Treat Blvd., Suite #800 Walnut Creek, CA 94596

Nextel of New York, Inc.	565 Taxter Rd. Elmsford, NY 10523

Nextel of Puerto Rico, Inc.	2001 Edmund Halley Drive Reston, VA 20191

Nextel of Texas, Inc.	Franklin Plaza 111 Congress Ave. Suite 1650 Austin, TX 78701

Nextel Operations, Inc.	2001 Edmund Halley Drive Reston, VA 20191

Nextel Retail Stores, LLC	2001 Edmund Halley Drive Reston, VA 20191

Nextel South Corp.	851 Trafalgar Ct. – Suite 300-E Maitland, FL 32751

Nextel Systems Corp.	2001 Edmund Halley Drive Reston, VA 20191

Nextel Technology Laboratories, LLC	2001 Edmund Halley Drive Reston, VA 20191

Nextel West Corp.	27755 Stansbury Blvd. Farmington Hills, MI 48334

Nextel West Services, LLC	27755 Stansbury Blvd. Farmington Hills, MI 48334

EXHIBIT D

[Form of Joinder Agreement]

JOINDER AGREEMENT

     JOINDER AGREEMENT dated as of                        ,        by                     , a                      corporation (the “Additional Guarantor”), in favor of JPMorgan Chase Bank, as collateral agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

     Nextel Communications, Inc. and Nextel Finance Company, a Delaware corporation (the “Borrower”), and certain subsidiaries and affiliates of the Borrower (collectively, the “Existing Guarantors”) are parties to a Second Amended and Restated Credit Agreement dated as of July [   ], 2004 (as amended and in effect on the date hereof, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to the Borrower (by means of loans and letters of credit) to be made by the Lenders named therein (collectively, together with any entity that becomes a “Lender” party to the Credit Agreement after the date hereof as provided therein, the “Lenders”). In addition, the Borrower may from time to time be obligated to one or more of the Lenders (or their affiliates) under the Credit Agreement in respect of Hedging Agreements under and as defined in the Credit Agreement (collectively, the “Hedging Agreements”).

     In connection with the Credit Agreement, the Borrower, the Existing Guarantors and the Collateral Agent are parties to a Second Amended and Restated Guarantee and Security Agreement dated as of July [   ], 2004 (the “Restricted Company Guarantee and Security Agreement”) pursuant to which the Existing Guarantors have, inter alia, guaranteed the Guaranteed Obligations (as defined in the Restricted Company Guarantee and Security Agreement) and granted a security interest in the Collateral (as so defined) as collateral security for the Secured Obligations (as so defined). Terms defined in the Restricted Company Guarantee and Security Agreement are used herein as defined therein.

     To induce the Lenders to enter into the Credit Agreement and to extend credit thereunder and to extend credit to the Borrower under Hedging Agreements, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Additional Guarantor has agreed to become a party to the Credit Agreement as a “Restricted Company” thereunder, and to the Restricted Company Guarantee and Security Agreement as a “Guarantor” thereunder, and to pledge and grant a security interest in the Collateral (as defined in the Restricted Company Guarantee and Security Agreement).

     Accordingly, the parties hereto agree as follows:

            Section 1. Definitions. Terms defined in the Restricted Company Guarantee and Security Agreement are used herein as defined therein.

            Section 2. Joinder to Agreements. Effective upon the execution and delivery hereof, the Additional Guarantor hereby agrees that it shall become a “Restricted Company” under and for all purposes of the Credit Agreement with all the rights and obligations of a Restricted Company thereunder, and a “Guarantor” under the Restricted Company Guarantee and Security Agreement with all of the rights and obligations of a Guarantor thereunder. Without limiting the generality of the foregoing, the Additional Guarantor hereby and subject to the provisions of the Credit Agreement and the Restricted Company Guarantee and Security Agreement:

     (i) jointly and severally with the other Guarantors party to the Restricted Company Guarantee and Security Agreement guarantees to each Agent and Lender (and any affiliate of a Lender) and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations in the same manner and to the same extent as is provided in Article II of the Restricted Company Guarantee and Security Agreement;

     (ii) pledges and grants the security interests in all right, title and interest of the Additional Guarantor in all Collateral now owned or hereafter acquired by the Additional Guarantor and whether now existing or hereafter coming into existence provided for by Article IV of the Restricted Company Guarantee and Security Agreement as collateral security for the Secured Obligations and agrees that Annexes 1, 2 and 3 thereof shall be supplemented as provided in Appendix A hereto;

     (iii) makes the representations and warranties set forth in Article III of each of the Credit Agreement and the Restricted Company Guarantee and Security Agreement, to the extent relating to the Additional Guarantor or to the Pledged Equity evidenced by the certificates, if any, identified in Appendix A hereto; and

     (iv) submits to the jurisdiction of the courts, and waives jury trial, as provided in Sections 10.09 and 10.10 of the Credit Agreement.

     The Additional Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 6.09(a)(iii) of the Credit Agreement to the Agents and the Lenders.

     IN WITNESS WHEREOF, the Additional Guarantor has caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL GUARANTOR]

By

Title:

Accepted and agreed:

JPMORGAN CHASE BANK,
as Collateral Agent

By

Title:

Appendix A
to
Joinder Agreement

Supplement to Annex 1:

Supplement to Annex 2:

Supplement to Annex 3: